EXHIBIT 10.1

CREDIT AGREEMENT

by and among

BEAZER MORTGAGE CORPORATION,

as Borrower

the Lenders party hereto,

GUARANTY BANK,
as Agent

JPMORGAN CHASE BANK, N.A.,
as Syndication Agent

and

U.S. BANK NATIONAL ASSOCIATION,
as Documentation Agent

January 11, 2006

i

		Page

Section 11.13	Titles of Articles, Sections and Subsections	61
Section 11.14	Counterparts; Fax	61
Section 11.15	Termination: Limited Survival	61
Section 11.16	Joint and Several Liability	62
Section 11.17	Disclosures	62
Section 11.18	Time is of the Essence	62
Section 11.19	USA Patriot Act Notice	62
Section 11.20	Electronic Transactions	62
Section 11.21	No Reliance	62
Section 11.22	WAIVER OF JURY TRIAL	62
Section 11.23	CONSEQUENTIAL DAMAGES	63
Section 11.24	ENTIRE AGREEMENT	63

SCHEDULES

Schedule 1.1 - Commitments and Commitment Percentages
Schedule 6.10 - Existing Liens

EXHIBITS

Exhibit A - Form of Note
Exhibit B - Form of Borrowing Request
Exhibit C - Investors
Exhibit D - Subsidiaries
Exhibit E - Certificate Accompanying Financial Statement
Exhibit F - Approved Letter of Credit Form
Exhibit G - Borrowing Base Certificate

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is made and entered into as of January 11, 2006 by and among BEAZER MORTGAGE CORPORATION, a Delaware corporation (“Borrower”), the banks identified on the signature pages hereof (together with any successors and assigns thereof, hereinafter referred to individually as a “Lender” and collectively as the “Lenders”), GUARANTY BANK, as administrative and collateral agent for the Lenders (“Agent”), JPMORGAN CHASE BANK, N.A. as syndication agent, and U.S. BANK NATIONAL ASSOCIATION, as documentation agent.

The parties hereto hereby agree as follows:

ARTICLE I

GENERAL TERMS

Section 1.1                            Certain Definitions.  As used in this Agreement, the following terms have the following meanings:

“Adjusted Tangible Net Worth” means, as of any date, the Tangible Net Worth of Borrower plus the available undrawn amount of any Approved Letter of Credit.

“Affiliate” means, as to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with, such Person.

“Aged Loan” means an Eligible Mortgage Loan which has been included in the Borrowing Base for more than ninety (90) days but less than or equal to one hundred twenty (120) days.

“Agent” means Guaranty Bank, in its capacity as the administrative and collateral agent for the Lenders under this Agreement and the other Loan Documents and not in its individual capacity as a Lender, and any successor agent appointed pursuant to Article IX.

“Agreement” means this Credit Agreement, as the same may from time to time be amended, supplemented or restated.

“Agreement to Pledge” means each agreement by Borrower set forth in a Borrowing Request for Wet Mortgage Loans, to deliver Required Mortgage Documents to Agent.

“Alt-A Loan” means a Single Family Mortgage Loan which (a) is secured by a first-lien Mortgage, (ii) is not a Conforming Mortgage Loan, FHA Loan or VA Loan, (iii) has an original principal balance of less than or equal to the current FNMA/FHLMC loan size limit, (iv) is a Limited Documentation Mortgage Loan, (v) has a FICO score greater than or equal to 620, and (vi) has a LTV less than or equal to 100%.

“Applicable Advance Rate Percentage” means ninety-eight percent (98%), provided, however, if an Approved Letter of Credit exists, the Applicable Advance Rate Percentage means ninety-nine percent (99%).

“Applicable Margin” means one percent (1%).

“Applicable Sublimit” means, for each Mortgage Loan classification listed below, the percentage of the total Commitments listed opposite such Mortgage Loan classification:

Wet Loans	30	%*
Prime Loans	100%
Jumbo Loans	30%
Second Lien/HELOC Loans	25%
Nonprime-A Loans	10	%}**
Nonprime-B Loans	5	%}**
Alt-A Loans	30%

* provided, however, that in the last five (5) and first five (5) Business Days of every calendar month, the Applicable Sublimit for Wet Loans shall be forty percent (40%) of the total Commitments; and

** provided further, however, that the Unit Collateral Value of all Nonprime-A Loans when added to the Unit Collateral Value of all Nonprime-B Loans shall not exceed ten percent (10%) of the total Commitments.

“Appraised Value” means, for any Mortgage Loan, the current appraised value of the property secured by the Mortgage as determined by an appraisal performed in full compliance with FNMA/FHLMC appraisal requirements and on an appraisal form approved by FNMA or FHLMC, and performed by a state licensed or state-certified real estate appraiser (in accordance with the provisions of Title XI of FIRREA).

“Approved Letter of Credit” means an irrevocable, unconditional standby letter of credit issued for the account of Parent to the Agent for the benefit of the Lenders, as additional security and as an additional source of repayment of the Obligations, in the form of Exhibit F, and in an amount not less than $3,500,000.

“Borrower” shall have the meaning assigned to such term in the preamble hereof.

“Borrowing” means a borrowing of a Loan.

“Borrowing Base” means at any date all Eligible Mortgage Loans which have been delivered to and held by Agent or otherwise identified as Mortgage Collateral.

“Borrowing Base Certificate” means a certificate describing the Eligible Mortgage Loans to be included in the Borrowing Base substantially in the form of Exhibit G.

“Borrowing Request” means a request, in the form of Exhibit B, for a Loan pursuant to Article II.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks are open for business with the public in Dallas, Texas.

“Cash Equivalents” means (i) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof which mature within ninety (90) days from the date of acquisition, and (ii) time deposits and certificates of deposit, which mature within ninety (90) days from the date of acquisition, of any Lender or any other domestic commercial bank having capital and surplus in excess of $200,000,000, which has, or the holding company of which has, a commercial paper rating of at least A-1 or the equivalent thereof by Standard & Poors Corporation or P-1 or the equivalent thereof by Moody’s Investors Service, Inc., (iii) commercial paper having ratings at least equal to those described in the preceding clause (ii), and (iv) overnight investments in money market mutual funds registered under the 1940 Investment Company Act.

“Change of Control” means Parent ceases to own, directly or indirectly, one hundred percent (100%) of the voting power of the voting stock of Borrower.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning given to it in the Security Agreement.

“Collateral Value of the Borrowing Base” means, on any day, the sum of the Unit Collateral Values of all Eligible Mortgage Loans included in the Borrowing Base on such day as determined by Agent based upon information then available to Agent.

“Combined Loan to Value” or “CLTV” means, as to any Mortgage Loan, the ratio expressed as a percentage determined by dividing (i) the total amount owing and outstanding on all loans secured by the residential real property and improvements serving as collateral for the Mortgage Loan, by (ii) the Appraised Value of the residential real property and improvements serving as collateral for the Mortgage Loan.

“Commitment” means, as to any Lender, the obligation of such Lender to make Committed Loans (or purchase participations in Swingline Loans as set forth in Section 2.1(b)(ii)) to Borrower pursuant to Section 2.1 hereof in an aggregate amount not to exceed the amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule 1.1 hereof, provided, however, that during the following thirty (30) day periods during any calendar year: (i) March 15 through April 14, (ii) June 15 through July 14, (iii) September 15 through October 14, and (iv) December 15 through January 14, the obligation of such Lender to make Committed Loans to Borrower pursuant to Section 2.1 hereof shall automatically increase to an aggregate amount not to exceed the amount set forth under the heading “Maximum Commitment” opposite such Lender’s name on Schedule 1.1 hereof.  The original aggregate amount of all Lenders’ Commitments is $250,000,000.00, provided, however, that during each of the thirty (30) day periods listed above, the aggregate amount of all Lenders’ Commitments shall be $350,000,000.00; provided further, however, that notwithstanding the aggregate amount of the Lenders’ Commitments, at all times the aggregate amount advanced by the Lenders hereunder shall not exceed the lesser of (i) the aggregate amount of the Lenders’ Commitments, or (ii) the Collateral Value of the Borrowing Base.

“Committed Loan” has the meaning given such term in Section 2.1.

“Commitment Percentage” means, for each Lender as of any date, the percentage of the total Commitments of all Lenders represented by such Lender’s Commitment, as it may be amended from time to time, which initially shall be as set forth on Schedule 1.1.

“Conforming Mortgage Loan” means a Mortgage Loan which (i) receives one of the following responses from Fannie Mae Desktop Underwriter: (a) Approve/Eligible, (b) Approve/Ineligible, (c) Refer/Eligible, or (d) EA-I,-II,-III/Eligible, or (ii) receives one of the following responses from Freddie Mac Loan Prospector: (x) Accept/Accept, or (y) A-Minus.  Mortgage Loans receiving a “Refer/Eligible” response are Conforming Mortgage Loans only if accompanied by the Investor’s approval to the exception.  Mortgage Loans receiving approval under the “Expanded Approval” (“EA”) criteria or “A-Minus” criteria are Conforming Mortgage Loans only if Borrower provides Agent with a copy of the Fannie Mae or Freddie Mac contract which allows delivery by Borrower for this loan type.

“Consolidated” refers to the consolidation of any Person, in accordance with GAAP, with its properly consolidated subsidiaries.  References herein to a Person’s Consolidated financial statements, financial position, financial condition, liabilities, etc. refer to the consolidated financial statements, financial position, financial condition, liabilities, etc. of such Person and its properly consolidated subsidiaries.

“Debtor Laws” means all applicable liquidation, conservatorship, bankruptcy, moratorium, arrangement, receivership, insolvency, reorganization or similar Laws from time to time in effect affecting the rights of creditors generally and general principles of equity.

“Default” means any of the events specified in Section 7.1 hereof, whether or not any requirement for notice or lapse or time or any other condition has been satisfied.

“Default Rate” means, at the time in question, with respect to all Obligations, the sum of (i) four percent (4%) per annum, plus (ii) the per annum interest rate otherwise payable in respect of the Obligations; provided that in no event shall the Default Rate ever exceed the Maximum Rate.

“Dividends,” in respect of any corporation, means:  (a) cash distributions or any other distributions on, or in respect of, any class of equity security of such corporation, except for distributions made solely in shares of securities of the same class; and (b) any and all funds, cash or other payments made in respect of the redemption, repurchase or acquisition of such securities.

“Drawdown Termination Date” means the earlier of January 10, 2007 or the day on which the Notes first become due and payable in full in accordance with the terms thereof or this Agreement.

“Dry Loan” means an Eligible Mortgage Loan included in the Borrowing Base and for which the Required Mortgage Documents have been delivered to Agent.

“Eligible Mortgage Loan” means a Mortgage Loan with respect to which each of the following statements is accurate and complete (and the Borrower by including such Mortgage Loan in any computation of the Collateral Value of the Borrowing Base shall be deemed to so represent to Agent and each Lender at and as of the date of such computation):

(a)                                  Such Mortgage Loan is a binding and valid obligation of the Obligor thereon, in full force and effect and enforceable in accordance with its terms, except as enforceability may be limited by Debtor Laws;

(b)                                 The Mortgage Note evidencing such Mortgage Loan is genuine in all respects as appearing on its face and as represented in the books and records of Borrower, and all information set forth therein is true and correct;

(c)                                  Such Mortgage Loan is free of any default (other than as permitted by subparagraph (d) below) of any party thereto (including Borrower), counterclaims, offsets and defenses, including the defense of usury, and from any rescission, cancellation or avoidance, and all right thereof, whether by operation of law or otherwise;

(d)                                 No payment under such Mortgage Loan is more than thirty (30) days past due the payment due date set forth in the underlying Mortgage Note and Mortgage;

(e)                                  The Mortgage Note and related Mortgage evidencing such Mortgage Loan contains the entire agreement of the parties thereto with respect to the subject matter thereof, has not been modified or amended in any respect not expressed in writing therein and is free of concessions or understandings with the Obligor thereon of any kind not expressed in writing therein;

(f)                                    Such Mortgage Loan is in all respects in accordance with all Requirements of Law applicable thereto, including, without limitation, the federal Consumer Credit Protection Act and the regulations promulgated thereunder and all applicable usury Laws and restrictions, and all notices, disclosures and other statements or information required by Law or regulation to be given, and any other act required by Law or regulation to be performed, in connection with such Mortgage Loan have been given and performed as required;

(g)                                 All advance payments and other deposits on such Mortgage Loan have been paid in cash, and no part of said sums has been loaned, directly or indirectly, by Borrower to the Obligor, and, other than as disclosed to Agent in writing, there have been no prepayments;

(h)                                 At all times such Mortgage Loan will be free and clear of all Liens, except those Liens in favor of Agent, for the benefit of the Lenders;

(i)                                     The Property covered by such Mortgage Loan is insured against loss or damage by fire and all other hazards normally included within standard extended coverage in accordance with the provisions of such Mortgage Loan with Borrower named as a loss payee thereon;

(j)                                     Such Mortgage Loan is secured by a first Mortgage, or in the case of any Second Lien Loan or HELOC, as applicable, a second Mortgage, on Single Family property;

(k)                                  The date of origination of such Mortgage Loan is not more than sixty (60) days prior to the date such Mortgage Loan was first included in the Borrowing Base;

(l)                                     Such Mortgage Loan has not been included in the Borrowing Base for more than ninety (90) days unless such Mortgage Loan is an Aged Loan;

(m)                               If such Mortgage Loan is included in the Borrowing Base and has been withdrawn from the possession of the Agent on terms and subject to conditions set forth in the Security Agreement:

(i)                                     If such Mortgage Loan was withdrawn by Borrower for purposes of correcting clerical or other non-substantive documentation problems, the Mortgage Note and other documents relating to such Mortgage Loan are returned to the Agent within ten (10) calendar days from the date of withdrawal; and the Unit Collateral Value of such Mortgage Loan when added to the Unit Collateral Value of other Mortgage Loans which have been similarly released to Borrower and have not been returned does not exceed ten percent (10%) of the aggregate amount of the Lenders’ Commitments;

(ii)                                  If such Mortgage Loan was shipped by the Agent directly to a permanent investor for purchase or to a custodian for the formation of a pool, (x) such investor or custodian is in full compliance with the terms of the bailee letter under which such Mortgage Loan was shipped, and (y) the full purchase price for such Mortgage Loan has been received by the Agent (or such Mortgage Loan has been returned to the Agent) within forty-five (45) calendar days from the date of shipment by the Agent;

(n)                                 Such Mortgage Loan is subject to a Take-Out Commitment which is in full force and effect;

(o)                                 Such Mortgage Loan (a) conforms to and satisfies the requirements for one of the following Mortgage Loan classifications and has been designated by Borrower as one (1), and only one (1), of the following:  (i) Prime Loan (ii) Jumbo Loan, (iii) Second Lien/HELOC Loan, (iv) Nonprime-A Loan, (v) Nonprime-B Loan or (vi) Alt-A Loan; provided that, within each Mortgage Loan classification listed above, the Unit Collateral Value of such Mortgage Loan when added to the Unit Collateral Value of all other Mortgage Loans in the same Mortgage Loan classification does not exceed the Applicable Sublimit for such Mortgage Loan classification;

(p)                                 The Required Mortgage Documents have been delivered to Agent prior to the inclusion of such Mortgage Loan in any computation of the Borrowing Base or, if such items have not been delivered to Agent on or prior to the date such Mortgage Loan is first included in any computation of the Borrowing Base, (a) Borrower has pledged and agreed to deliver all Required Mortgage Documents pursuant to a Borrowing Request delivered to Agent prior to such inclusion, and (b) the Collateral Value of such Mortgage Loan when added to the Collateral Value of all other Mortgage Loans for which Agent has not received the Required Mortgage Documents does not exceed the Applicable Sublimit for Wet Loans, provided that all Required Mortgage Documents with respect to such Mortgage Loan shall be delivered to Agent within seven (7) Business Days after the date of the Agreement to Pledge with respect thereto;

(q)                                 If such Mortgage Loan is an Investment Loan, no more than three (3) other Investment Loans with the same Obligor or an Affiliate of such Obligor are included in the Borrowing Base, such that no more than six (6) Eligible Mortgage Loans with the same Obligor or an Affiliate of such Obligor are included in the Borrowing Base at the same time, being a maximum of one (1) Principal Residence Mortgage Loan, one (1) Second/Vacation Property Mortgage Loan, and four (4) Investment Loans;

(r)                                    The Property covered by such Mortgage Loan is located within the fifty United States; and

(s)                                  Such Mortgage Loan has been underwritten by the originator thereof in accordance with such originator’s then current underwriting guidelines, which underwriting guidelines have been previously approved by Agent (such approval not to be unreasonably withheld or delayed).

“Environmental Laws” means any and all Laws relating to (a) the protection of the environment, (b) emissions, discharges or releases of pollutants, contaminants, chemicals or hazardous or toxic substances or wastes into the environment including ambient air, surface water, ground water or land, or (c) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes or the clean-up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, together with the regulations from time to time promulgated with respect thereto.

“ERISA Affiliate” means all members of the group of corporations and trades or businesses (whether or not incorporated) which, together with Borrower, are treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“ERISA Plan” means any pension benefit plan subject to Title IV of ERISA or Section 412 of the Code maintained or contributed to by Borrower or any ERISA Affiliate with respect to which Borrower has a fixed or contingent liability.

“E-Sign Act” means the Electronic Signatures in Global and National Commerce Act, as amended from time to time.

“Event of Default” means any of the events specified in Section 7.1 hereof, provided that, any requirement in connection with such event for the giving of notice or the lapse of time, or the happening of any further condition, event or act has been satisfied.

“Excluded Taxes” means, with respect to the Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.3(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 10.1(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 10.1(a).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Guaranty Bank on such day on such transactions as determined by the Agent.

“Fee Letter” means the letter agreement of even date herewith between Borrower and Agent.

“FHA” means the Federal Housing Administration or any successor thereto.

“FHA Loan” means a Mortgage Loan insured by the FHA.

“FHLMC” or “Freddie Mac” means the Federal Home Loan Mortgage Corporation, or any successor thereto.

“FICO” means FICO®, a registered trademark of Fair Isaacs and Company, being the “delinquency predictor” model established by Fair Isaacs and Company and shown on a credit report prepared by Equifax, Experian, Trans Union, or any other authorized national credit reporting agency.  For all purposes hereunder, if two FICO scores are obtained for any individual, the lower score shall be used.  If three FICO scores are obtained for any individual, the middle score shall be used.

“Financing Lease” means (i) any lease of Property if the then present value of the minimum rental commitment thereunder should, in accordance with GAAP, be capitalized on a balance sheet of the lessee, and (ii) any other lease obligations which are capitalized on a balance sheet of the lessee.

“FIRREA” means the Financial Institutions Reform Recovery and Enforcement Act of 1989, as amended from time to time, together with the regulations from time to time promulgated with respect thereto.

“Fiscal Quarter” means each period of three calendar months ending March 31, June 30, September 30 and December 31 of each year.

“Fiscal Year” means each period of twelve calendar months ending September 30 of each year.

“FNMA” or “Fannie Mae” means the Federal National Mortgage Association, or any successor thereto.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Full Documentation Mortgage Loan” means a Mortgage Loan supported by all of the customary documentation required to underwrite the Mortgage Loan, including, without limitation, the following:  (i) Verification of Income (“VOI”), (ii) Verification of Assets (“VOA”), and (iii) Verification of Employment (“VOE”).

“Funding Account” means the non-interest bearing demand checking account established by Borrower with Agent to be used for (a) the initial deposit of proceeds of Loans; and (b) the funding or purchase of a Mortgage Note by Borrower; provided that the Funding Account shall be pledged to Agent, for the benefit of Lenders, and the Borrower shall not be entitled to withdraw funds from the Funding Account.

“GAAP” means those generally accepted accounting principles and practices which are recognized as such by the Financial Accounting Standards Board (or any generally recognized successor) and which, in the case of Borrower and its consolidated subsidiaries, are applied for all periods after the date hereof in a manner consistent with the manner in which such principles and practices were applied to the financial statements described in Section 4.7.  If any change in any accounting principle or practice is required by the Financial Accounting Standards Board (or any such successor) in order for such principle or practice to continue as a generally accepted accounting principle or practice, all reports and financial statements required hereunder with respect to Borrower or Parent may be prepared in accordance with such change, but all calculations and determinations to be made hereunder may be made in accordance with such change only after notice of such change is given to Agent and Agent agrees to such change insofar as it affects the accounting of Borrower.

“Governmental Authority” means any nation or government, any agency, department, state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Governmental Requirement” means any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other direction or requirement (including, without limitation, any of the foregoing which relate to environmental standards or controls, energy regulations and occupational, safety and health standards or controls) of any arbitrator, court or other Governmental Authority, which exercises jurisdiction over any Related Person or any of its Property.

“Guaranty Obligation” of any Person means any contract, agreement or understanding of such Person pursuant to which such Person guarantees, or in effect guarantees, any Indebtedness, lease, dividends or other obligations (the “Primary Obligations”) of any other Person (the “Primary Obligor”) in any manner, whether directly or indirectly, contingently or absolutely, in whole or in part, including without limitation agreements:

(a)                                  to purchase such Primary Obligation or any property constituting direct or indirect security therefor;

(b)                                 to advance or supply funds (A) for the purchase or payment of any such Primary Obligation, or (B) to maintain working capital or other balance sheet conditions of the Primary Obligor or otherwise to maintain the net worth or solvency of the Primary Obligor;

(c)                                  to purchase property, securities or services primarily for the purpose of assuring the owner of any such Primary Obligation of the ability of the Primary Obligor to make payment of such Primary Obligation; or

(d)                                 otherwise to assure or hold harmless the owner of any such Primary Obligation against loss in respect thereof;

provided that “Guaranty Obligation” shall not include endorsements that are made in the ordinary course of business of negotiable instruments or documents for deposit or collection.  The amount of any Guaranty Obligation shall be deemed to be the maximum amount for which the guarantor may be liable pursuant to the agreement that governs such Guaranty Obligation, unless such maximum amount is not stated or determinable, in which case the amount of such obligation shall be the maximum reasonably anticipated liability thereon, as determined by such guarantor in good faith.

“Hedging Agreement” shall mean any agreement relating to a Hedging Transaction.

“Hedging Transaction” means each interest rate swap transaction, basis swap transaction, forward rate transaction, equity transaction, equity index transaction, foreign exchange transaction, cap transaction and floor transaction (including any option with respect to any of these transactions and any combination of any of the foregoing)

“HELOC” means a home equity line of credit.

“Indebtedness” of any Person at a particular date means the sum (without duplication) at such date of (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services or which is evidenced by a note, bond, debenture, or similar instrument, (b) all obligations of such Person under any Financing Lease, (c) all obligations of such Person in respect of letters of credit, acceptances, or similar obligations issued or created for the account of such Person, (d) all Guaranty Obligations of such Person, (e) all liabilities secured by any Lien on any property owned by such Person, whether or not such Person has assumed or otherwise become liable for the payment thereof, (f) any liability of such Person in respect of unfunded vested benefits under an ERISA Plan, (g) net obligations of such Person under any Hedging Agreement, and (g) all liabilities of such Person in respect of indemnities or repurchase obligations (other than customary, industry-standard indemnities given in connection with the sale of Mortgage Loans by such Person which are not of a nature which would cause such sale to be classified as a sale on a “recourse” basis) made in connection with the sale of Mortgage Loans.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Investment Loan” means a Mortgage Loan secured by a Mortgage on an Investment Property.

“Investment Property” means a Single Family dwelling which the Obligor has represented to Borrower is not the Principal Residence or Second/Vacation Property of the Obligor under the related Mortgage Loan.

“Investor” means any Person listed on Exhibit C or any other Person approved by Agent from time to time, such approval not to be unreasonably withheld, with notice of such approval thereafter provided to Lenders, which notice may be given electronically or by posting on Intralinks.

“Jumbo Loan” means a Single Family Mortgage Loan which (i) is secured by a first-lien Mortgage, (ii) has an original principal balance of greater than the current FNMA/FHLMC loan size limit but less than or equal to $1,500,000, (iii) is a Limited Documentation Mortgage Loan or a Full Documentation Mortgage Loan, (iv) has a FICO score greater than or equal to 620, and (v) has a LTV less than or equal to 100%.

“Law” means any statute, law, regulation, ordinance, rule, treaty, judgment, order, decree, permit, concession, franchise, license, agreement or other governmental restriction of the United States or any state or political subdivision thereof.  Any reference to a Law includes any amendment or modification to such Law, and all regulations, rulings, and other Laws promulgated under such Law.

“Lender” and “Lenders” have the meaning assigned to such terms in the preamble hereof.

“LIBOR” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the rate appearing on Bloomberg Professional (or, if not available, any other nationally recognized trading screen reporting the British Bankers’ Association LIBOR) at 10:00 a.m. (Central time) as the British Bankers’ Association LIBOR for deposits in U.S. Dollars with a term equivalent to one month.  In the event that such rate does not appear on Bloomberg Professional, “LIBOR” for purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying London inter-bank offered rates as may be selected by the Agent.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (whether statutory or otherwise), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever intended to secure payment of any obligations or liabilities (including, without limitation, any conditional sale or other title retention agreement, any Financing Lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing).

“Limited Documentation Mortgage Loan” means a Mortgage Loan supported by all of the customary documentation required to underwrite the Mortgage Loan except that a minimum of one (1) and a maximum of two (2) of the following verifications were performed:  (i) Verification of Income (“VOI”), (ii) Verification of Assets (“VOA”), and/or (iii) Verification of Employment (“VOE”).

“Loan” means a Committed Loan or a Swingline Loan and “Loans” means all Committed Loans and all Swingline Loans.

“Loan Balance” means for any day, the principal balance of the Loans outstanding on such day.

“Loan Document” means any, and “Loan Documents” shall mean all, of this Agreement, the Notes, the Security Instruments, the Fee Letter, any Approved Letter of Credit and any and all other agreements or instruments now or hereafter executed and delivered by Borrower or Parent in connection with, or as security for the payment or performance of any or all of the Obligations, as any of such may be renewed, amended or supplemented from time to time.

“Loan to Value” or “LTV” means, as to any Mortgage Loan, the ratio expressed as a percentage determined by dividing (i) the total principal amount owing and outstanding on the first-lien Mortgage Loan, by (ii) the Appraised Value of the residential real property and improvements serving as collateral for the Mortgage Loan.

“Market Value” on any day shall be determined by Agent, in its reasonable discretion, based upon (a) information then available to Agent regarding quotes to dealers for the purchase of mortgage notes similar to the Mortgage Notes that have been delivered to Agent pursuant to this Agreement or (b) sales prices actually received by Borrower for mortgage notes sold by Borrower during the immediately preceding thirty (30) day period similar to the Mortgage Notes that have been delivered to Agent pursuant to this Agreement.

“Material Adverse Effect” means any material adverse effect on (a) the validity or enforceability of this Agreement, the Notes or any other Loan Document, (b) the business, operations, total Property or financial condition of the Borrower or the Borrower and the Related Persons taken as a whole, (c) the Collateral under the Security Agreement, or (d) the ability of Borrower to fulfill its obligations under this Agreement, the Notes, or any other Loan Document to which it is a party.

“Maximum Rate” means, with respect to each Lender, the maximum nonusurious rate of interest that such Lender is permitted under applicable Law to contract for, take, charge, or receive with respect to its Loans.

“MERS” means Mortgage Electronic Registration Systems, Inc., a Delaware corporation, or any successor thereto.

“MERS Agreement” means those agreements by and among Borrower, Agent, MERS and MERSCORP, Inc., as amended, modified, supplemented, extended, restated or replaced from time to time, including, without limitation, the “Electronic Tracking Agreement: Warehouse Lender Agreement” executed of even date herewith.

“MERS® System” means the system of recording transfers of mortgages electronically maintained by MERS.

“MIN” means, with respect to each Mortgage Loan, the Mortgage Identification Number for such Mortgage Loan registered with MERS on the MERS® System.

“Mortgage” means a mortgage, deed of trust or deed to secure debt on standard forms customary for transactions of such type and otherwise in form and substance satisfactory to Agent in its reasonable discretion, securing a Mortgage Note and granting a perfected, first or second priority lien on Single Family property.

“Mortgage Collateral” means all Mortgage Notes (a) which are made payable to the order of Borrower or have been endorsed (without restriction or limitation) payable to the order of Borrower, (b) in which Agent has been granted and continues to hold a perfected first priority security interest for the benefit of the Lenders, (c) which are in form and substance acceptable to Agent in its reasonable discretion, (d) which are secured by Mortgages, and (e) which conform in all respects with all the requirements for purchase of such Mortgage Note under the Take-Out Commitments and are valid and enforceable in accordance with their respective terms.

“Mortgage Loan” means a mortgage loan which is evidenced by a Mortgage Note and secured by a Mortgage, together with the rights and obligations of a holder thereof and payments thereon and proceeds therefrom.

“Mortgage Note” means the note or other evidence of indebtedness evidencing the indebtedness of an Obligor under a Mortgage Loan.

“Net Income” of any Person means, for any period, the net income of such Person for such period, calculated in accordance with GAAP.

“Net Worth” of any Person means, as of any date, an amount equal to all Consolidated assets of such Person minus such Person’s Consolidated liabilities, each as determined by GAAP.

“Nonprime-A Loan” means a Single Family Mortgage Loan which (i) is secured by a first-lien Mortgage, (ii) is not a Conforming Mortgage Loan, FHA Loan or VA Loan, (iii) has an original principal balance of less than or equal to the current FNMA/FHLMC loan size limit, (iv) is a Full Documentation Mortgage Loan, (v) has a FICO score greater than or equal to 580 but less than 620, and (vi) has a LTV less than or equal to 90%.

“Nonprime-B Loan” means a Single Family Mortgage Loan which (i) is secured by a first-lien Mortgage, (ii) is not a Conforming Mortgage Loan, FHA Loan or VA Loan, (iii) has an

original principal balance of less than or equal to $400,000, and (iv) is either (A) a Full Documentation Mortgage Loan with a FICO score greater than or equal to 500 but less than 580 and with a LTV less than or equal to 90%, or (B) a Limited Documentation Mortgage Loan with a FICO score greater than or equal to 550 but less than 580 and with a LTV less than or equal to 80%.

“Note” means any promissory note delivered by Borrower to any Lender pursuant to Section 2.2 in the form attached hereto as Exhibit A and all renewals, modifications and extensions thereof.

“Obligations” means all present and future Indebtedness, obligations, and liabilities of Borrower to Lenders, and all renewals and extensions thereof, or any part thereof, arising pursuant to this Agreement or any other Loan Document, and all interest accrued thereon, and reasonable attorneys’ fees and other reasonable out-of-pocket costs actually incurred in the drafting, negotiation, enforcement or collection thereof, regardless of whether such Indebtedness, obligations, and liabilities are direct, indirect, fixed, contingent, joint, several or joint and several.

“Obligor” means the Person or Persons obligated to pay the Indebtedness which is the subject of a Mortgage Loan.

“Operating Account” means any non-interest bearing demand checking account (whether one or more) established by Borrower with Agent to be used for Borrower’s operations.  Subject to Agent’s rights under Section 10.10 hereof, Borrower shall be entitled to withdraw funds from the Operating Account.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Parent” means Beazer Homes USA, Inc., a Delaware corporation, and owner, directly or indirectly, of one hundred percent (100%) of the outstanding capital stock of Borrower.

“PBGC” means the Pension Benefit Guaranty Corporation or any Governmental Authority succeeding to any of its functions.

“Permitted Warehouse Debt” means Indebtedness not in excess of $100,000,000 under other mortgage collateralized credit facilities the terms and conditions of which shall be customary for financings of this type and otherwise acceptable to the Agent in its reasonable discretion, provided that the collateral agent for other mortgage collateralized credit facilities shall be the Agent hereunder.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated organization, Governmental Authority, or any other form of entity.

“Prime Loan” means a Single Family Mortgage Loan which (a)(i) is secured by a first-lien Mortgage, and (ii) is a Conforming Mortgage Loan, FHA Loan or VA Loan, or (b)(i) is secured by a first-lien Mortgage, (ii) has an original principal balance of less than or equal to the current FNMA/FHLMC loan size limit, (iii) is a Full Documentation Mortgage Loan, (iv) has a FICO score greater than or equal to 620, and (v) has a LTV less than or equal to 100%.

“Prime Rate” means the rate of interest per annum then most recently established by Guaranty Bank as its published or publicly announced prime rate, which rate may not be the lowest rate of interest charged by Guaranty Bank to its borrowers.  Each change in any interest rate provided for herein based upon the Prime Rate resulting from a change in the Prime Rate shall take effect without notice to the Borrower at the time of such change in the Prime Rate.

“Principal Residence” means a Single Family dwelling that the Obligor represents as being occupied as the Obligor’s primary residence.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Regulation U” means Regulation U issued by the Board of Governors of the Federal Reserve System as in effect from time to time.

“Regulation X” means Regulation X issued by the Board of Governors of the Federal Reserve System as in effect from time to time.

“Regulation Z” means Regulation Z issued by the Board of Governors of the Federal Reserve System as in effect from time to time.

“Related Persons” means Borrower and each of Borrower’s Subsidiaries.

“Reportable Event” means (1) a reportable event described in Sections 4043(c)(5) or (6) of ERISA or the regulations promulgated thereunder, or (2) any other reportable event described in Section 4043(c) of ERISA or the regulations promulgated thereunder other than a reportable event not subject to the provision for 30-day notice to the PBGC pursuant to a waiver by the PBGC under Section 4043(a) of ERISA.

“Required Lenders” means, at any time, the holders of 66 2/3% or more of the total Commitments, or if at any time, the Commitments are terminated, the holders of 66 2/3% or more of the aggregate outstanding principal amount of all Loans; provided, however, that if only two Lenders hold 100% of the Commitments or 100% of the aggregate outstanding principal amount of all Loans when the Commitments are terminated, then Required Lenders shall mean both Lenders.

“Required Mortgage Documents” means, as to any Mortgage Loan, the items described on Schedule A to the Security Agreement.

“Requirement of Law” as to any Person means the charter and by-laws or other organizational or governing documents of such Person, and any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other determination, direction or requirement (including, without limitation, any of the foregoing which relate to environmental standards or controls, energy regulations and occupational, safety and health standards or controls) of any arbitrator, court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Second Lien/HELOC Loan” means a Single Family Mortgage Loan which (a)(i) is secured by a traditional closed-end second-lien Mortgage or an open-end HELOC Mortgage, (ii) is a Limited Documentation Mortgage Loan or a Full Documentation Mortgage Loan, (iii) has a FICO score greater than or equal to 620, and (iv) has a CLTV less than or equal to 100%, or (b)(i) is secured by a traditional closed-end second-lien Mortgage or an open-end HELOC Mortgage, (ii) has a CLTV less than or equal to 100%, and (iii) is closed concurrently with a first-lien Mortgage Loan that is also pledged as Collateral and accepted as an Eligible Mortgage Loan hereunder.

“Second/Vacation Property” means a Single Family dwelling that the Obligor has represented to Borrower is not used for rental purposes and that the Obligor occupies for some portion of the year.

“Security Agreement” means the Security Agreement between Borrower and Agent of even date herewith, as the same may from time to time be further supplemented, amended or restated.

“Security Instrument” means (a) the Security Agreement and (b) such other executed documents as are or may be necessary to grant to Agent, for the benefit of the Lenders, a perfected first prior and continuing security interest in and to all Mortgage Collateral, and any and all other agreements or instruments now or hereafter executed and delivered by Borrower in connection with, or as security for the payment or performance of, all or any of the Obligations, including Borrower’s obligations under the Notes and this Agreement, as such agreements may be amended, modified or supplemented from time to time.

“Servicing Agreements” means all agreements between the Related Persons and Persons other than a Related Person pursuant to which a Related Person undertakes to service Mortgage Loans.

“Servicing Records” means all contracts and other documents, books, records and other information (including without limitation, computer programs, tapes, discs, punch cards, data processing software and related property and rights) maintained with respect to the Servicing Rights.

“Servicing Rights” means all of right, title and interest of any Related Person in and under the Servicing Agreements, including, without limitation, the rights of a Related Person to income and reimbursement thereunder.

“Settlement Account” means the non-interest bearing demand deposit account established by Borrower with Agent to be used for (i) the deposit of proceeds from the sale of Mortgage Collateral, and (ii) the payment of the Obligations; provided that (a) the Settlement

Account shall be pledged to Agent for the benefit of the Lenders, and (b) Borrower shall not be entitled to withdraw funds from the Settlement Account.

“Single Family” means residential real property consisting a completed one-to-four unit single family dwelling thereon (including Principal Residences, Second/Vacation Property and Investment Property), which may be a condominium unit, and which is fully completed and ready for occupancy, and which is not used for commercial purposes, is not a leasehold interest, and is not a manufactured or mobile home.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership, joint venture, or other business or corporate entity, enterprise or organization which is directly or indirectly (through one or more intermediaries) controlled by or owned fifty percent (50%) or more by such Person.

“Swingline Amount” means Fifty Million Dollars ($50,000,000.00).

“Swingline Lender” means Guaranty Bank in its capacity as Swingline Lender under this Agreement.

“Swingline Loan” has the meaning ascribed to such term in Section 2.1(b).

“Swingline Obligations” has the meaning ascribed to such term in Section 2.1(b).

“Take-Out Commitment” means with respect to any Eligible Mortgage Loan, a written master commitment of an Investor to purchase a pool of Mortgage Loans or an individual commitment of an Investor to purchase an individual Mortgage Loan under which such Eligible Mortgage Loan(s) will be delivered to such Investor on terms customary for transactions of this type and otherwise satisfactory to Agent, in its reasonable discretion.

“Tangible Net Worth” of any Person means, as of any date, the Net Worth of such Person minus (a) all Consolidated assets of such Person which would be classified as intangible assets under GAAP, including but not limited to goodwill (whether representing the excess cost over book value of assets acquired or otherwise), patents, trademarks, trade names, copyrights, franchises, deferred charges and capitalized servicing rights, minus (b) all Indebtedness owing to such Person from (i) Affiliates of such Person, and (ii) shareholders, members or partners of such Person.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Event” means (a) the occurrence with respect to any ERISA Plan of a Reportable Event, (b) the withdrawal of the Borrower or any ERISA Affiliate from an ERISA Plan during a plan year in which it was a “substantial employer,” as defined in Section 4001(a)(2) of ERISA, (c) the distribution to affected parties of a notice of intent to terminate any ERISA Plan or the treatment of any ERISA Plan amendment as a termination under Section 4041 of ERISA, (d) the institution of proceedings to terminate any ERISA Plan by the PBGC under Section 4042 of ERISA, or (e) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any ERISA Plan.

“Total Debt” of any Person means, as of any date, all amounts which would be included as liabilities on a Consolidated balance sheet of such Person as of such date prepared in accordance with GAAP.

“UCC” means the Texas Uniform Commercial Code, as the same may hereafter be amended.

“UETA” means the Texas Uniform Electronic Transaction Act, as amended from time to time.

“Unit Collateral Value” means, on any day, with respect to each Eligible Mortgage Loan included in the Borrowing Base, the Applicable Advance Rate Percentage of the least of the following:

(i)                                     the outstanding principal balance of the Mortgage Note constituting such Mortgage Loan;

(ii)                                  the actual out-of-pocket cost to Borrower of such Mortgage Loan minus the amount of principal paid under such Mortgage Loan and delivered to Agent for application to the prepayment of the Loans;

(iii)                               as applicable, either (a) the amount at which an Investor has committed to purchase an individual Mortgage Loan pursuant to a Take-Out Commitment, or (b) the weighted average purchase price (expressed as a percentage of par) committed to under those Take-Out-Commitments that could cover such Mortgage Loan multiplied by the unpaid principal balance of such Mortgage Loan; or

(iv)                              the Market Value of the Mortgage Note constituting such Mortgage Loan.

provided that if any such Eligible Mortgage Loan included in the Borrowing Base becomes an Aged Loan, the Unit Collateral Value of such Mortgage Loan as determined by the above calculation shall be reduced by five percent (5%), and Borrower shall immediately, on such Eligible Mortgage Loan’s ninety-first (91st) day in the Borrowing Base, make mandatory repayment required by Section 2.5; and

provided further, that no Eligible Mortgage Loan may be included in the Borrowing Base for more than one hundred twenty (120) days, such that on the one hundred twenty-first (121st) day after such Eligible Mortgage Loan is first included in the Borrowing Base, the Unit Collateral Value of such Mortgage Loan shall be reduced to zero, and Borrower shall immediately make mandatory repayment required by Section 2.5.  The values described in clauses (i), (ii) and (iii) above shall be initially determined by Borrower as of the date the applicable Eligible Mortgage Loan is initially pledged to Agent and shall be reported by Borrower to Agent in the Borrowing Request.

“VA” means the Veterans Administration and any successor thereto.

“VA Loan” means a Mortgage Loan guaranteed by the VA.

“Weighted Average Commitment” means the average amount of a Lender’s Commitment from the date hereof until the Drawdown Termination Date, taking into account the automatic increases in each Lender’s Commitment (as described in the definition of Commitment).  The Weighted Average Commitment for each Lender shall be calculated by (a) multiplying the amount set forth under the heading “Maximum Commitment” opposite such Lender’s name on Schedule 1.1 hereof by 120 days, (b) multiplying the amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule 1.1 hereof multiplied by 244 days, and (c) adding the results in (a) and (b) above and then dividing the sum by 364.

“Wet Loan” means an Eligible Mortgage Loan which is included in the Borrowing Base, but for which the Required Mortgage Documents have not been delivered to Agent.

Other Definitional Provisions.

(a)                                  Unless otherwise specified therein, all terms defined in this Agreement shall have the above-defined meanings when used in the Notes or any other Loan Document, certificate, report or other document made or delivered pursuant hereto.

(b)                                 Each term defined in the singular form in Section 1.1 shall mean the plural thereof when the plural form of such term is used in this Agreement, the Notes or any other Loan Document, certificate, report or other document made or delivered pursuant hereto, and each term defined in the plural form in Section 1.1 shall mean the singular thereof when the singular form of such term is used herein or therein.

(c)                                  The words “hereof,” “herein,” “hereunder” and similar terms when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, subsection, schedule and exhibit references herein are references to sections, subsections, schedules and exhibits to this Agreement unless otherwise specified.  The word “or” is not exclusive, and the word “including” (in its various forms) means “including without limitation.”

(d)                                 Unless the context otherwise requires or unless otherwise provided herein the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments and restatements of such agreement, instrument or document, provided that nothing contained in this section shall be construed to authorize any such renewal, extension, modification, amendment or restatement.

(e)                                  As used herein, in any Note or in any other Loan Document, certificate, report or other document made or delivered pursuant hereto, accounting terms relating to any Person and not specifically defined in this Agreement or therein shall have the respective meanings given to them under GAAP.

Section 1.2                            Exhibits and Schedules.  All Exhibits and Schedules attached to this Agreement are a part hereof for all purposes.

Section 1.3                            Calculations and Determinations.  All calculations under the Loan Documents of interest and of fees shall be made on the basis of actual days elapsed (including the first day but excluding the last) and a year of three hundred sixty (360) days.  Each determination by Agent of amounts to be paid hereunder shall, in the absence of manifest error, be conclusive and binding.  Unless otherwise expressly provided herein or unless Lenders otherwise consent, all financial statements and reports furnished to Lenders hereunder shall be prepared and all financial computations and determinations pursuant hereto shall be made in accordance with GAAP.  Agent shall deliver to Borrower an interest billing statement for each month on or before the fifth (5th) day of the next succeeding month, which interest billing statement shall set forth the interest accrued on the Loans for such month; provided that any failure or delay in delivering such interest billing or any inaccuracy therein shall not affect the Obligations.

ARTICLE II

AMOUNT AND TERMS OF LOANS

Section 2.1                            Commitment and Loans.

(a)                        Committed Loans.  Subject to the terms and conditions contained in this Agreement, each Lender severally agrees to make loans (“Committed Loans”) to Borrower, on a pro-rata basis in accordance with such Lender’s Commitment Percentage, on a revolving credit basis from time to time on any Business Day from the date of this Agreement through the Drawdown Termination Date.  The aggregate amount of all Loans requested in any Borrowing Request must be equal to the lesser of (i) an amount greater than or equal to $25,000 or (ii) an amount equal to the unadvanced portion of the Borrowing Base.  After giving effect to the transactions contemplated by the Borrowing Request pursuant to which a Loan is requested, and at all other times, the aggregate amount of all Committed Loans and all Swingline Loans outstanding shall not exceed the Collateral Value of the Borrowing Base.

(b)                       Swingline Loans.

(i)                                     Swingline Loans.  Subject to the terms and conditions hereof, the Swingline Lender, in its sole and absolute discretion, and in reliance upon the agreements of the other Lenders set forth in this Section 2.1(b), may make loans (each a “Swingline Loan” and collectively, the “Swingline Loans”) to the Borrower from time to time during the period from and including the date of this Agreement and through the Drawdown Termination Date, notwithstanding the fact that such Swingline Loans, when aggregated with the outstanding principal amount of all Committed Loans of the Lender acting as Swingline Lender, may exceed the amount of such Lender’s Commitment, provided, however, that at no time shall the Swingline Lender make a Swingline Loan if, immediately after giving effect thereto, (i) the aggregate outstanding principal amount of all Swingline Loans would exceed the Swingline Amount, (ii) the aggregate outstanding principal amount of all Swingline Loans and the aggregate outstanding principal amount of all Committed Loans would exceed either (A) the total Commitments of all Lenders, or (B) the Collateral Value of the Borrowing Base, or (iii) the aggregate outstanding principal amount of all Committed Loans of any Lender plus such Lender’s applicable

Commitment Percentage of the aggregate outstanding principal amount of all Swingline Loans would exceed such Lender’s Commitment.

(ii)                                  Swingline Take-Out.  By no later than 2:00 p.m. (Central time) on any Business Day upon which the Swingline Lender shall so demand (and in any event not more than five (5) Business Days after a particular Swingline Loan is made or such earlier date on which the Swingline Amount is fully funded), the Agent shall notify each Lender of the aggregate outstanding principal balance of the Swingline Loans as of the commencement of business of the Agent on such Business Day (the “Swingline Obligations”) and, subject only to its receipt of such notice and regardless of whether any Default or Event of Default shall have occurred, whether the Commitments shall have been reduced or terminated or any other matter whatsoever, each Lender shall (i) make a Loan to the Borrower in an amount equal to its Commitment Percentage of such Swingline Obligations, and (ii) make the amount of such Loan available to the Agent for the account of the Borrower not later than 3:00 p.m. (Central time), on such Business Day, in funds immediately available to the Agent at Agent’s office.  The funds so made available to the Agent on such Business Day in respect of such Loans will then be disbursed by the Agent directly to the Swingline Lender as payment in respect of the Swingline Obligations.  Notwithstanding anything to the contrary contained in this Agreement, to the extent that the Swingline Lender, in its capacity as a Lender hereunder, shall be required to fund its Commitment Percentage of any Swingline Loan take-out under this Section 2.1(b)(ii), the Swingline Lender and the Agent shall net out the funding thereof against the payments to be received by the Swingline Lender in respect of such take-out.  In the event one of the events described in Section 7.1(f)(ii) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by Agent in its sole discretion, Loans may not be made as contemplated by this Section 2.1(b)(ii), each Lender shall, on the date such Loan was to have been made pursuant to this section, purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Agent, for distribution to the Swingline Lender, an amount equal to its Commitment Percentage of such Swingline Obligations.

(iii)                               Indemnification of Swingline Lender.  The Lenders agree to reimburse and indemnify the Swingline Lender ratably in proportion to their Commitment Percentages (or, if the Commitments have been terminated, in proportion to their Commitment Percentages immediately prior to such termination) from and against any and all losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) arising out of or in connection with any Swingline Loan, including the foregoing in respect of losses, liabilities or other obligations suffered by the Swingline Lender resulting from its own negligence or strict liability and excluding the foregoing with respect to losses, liabilities and other obligations resulting from its own gross negligence or willful misconduct.  If a Lender does not make available to the Swingline Lender when due such Lender’s Commitment Percentage of any such loss, liability, judgment, cost or expense, such Lender shall be required to pay on demand interest thereon for the account of the Swingline Lender at a rate of interest per annum equal to LIBOR, from the date such Lender’s payment is due until the date such payment is received by the Swingline Lender.

Section 2.2         Promissory Notes; Interest on the Notes.  The obligation of Borrower to repay the Loans made by Lenders, together with interest accruing in connection therewith, shall be evidenced by a Note payable to the order of each Lender in the amount of such Lender’s Commitment.  Interest on the Notes shall be due and payable as provided herein and therein.  The entire Loan Balance and all accrued and unpaid interest thereon shall be finally due and payable on the Drawdown Termination Date.

Interest on each Loan shall accrue at a rate per annum equal to the lesser of (a) the sum of LIBOR, floating daily, plus the Applicable Margin, or (b) the Prime Rate.  Interest on the Notes shall be calculated on the basis of the actual days elapsed but computed as if each year consisted of 360 days, subject to the provisions hereof limiting interest to the Maximum Rate, which Maximum Rate shall be calculated on the basis of actual days elapsed computed on the basis of a 365/366 day year, as applicable.  All accrued but unpaid interest shall be payable in arrears on the fifteenth (15th) day of the succeeding month.

After an Event of Default, at the option of Required Lenders, interest shall accrue on the outstanding principal balance of the Notes at a rate per annum equal to the lesser of (x) the Default Rate or (y) the Maximum Rate.  All calculations of interest shall be on the basis of the actual days elapsed but computed as if each year consisted of 360 days, except that calculations of interest based on the Maximum Rate shall be computed on a 365/366 day year, as applicable.

Section 2.3         Notice and Manner of Obtaining Loans.  Borrower must give written notice (which may be sent by electronic mail) to Agent, or telephonic notice promptly confirmed in writing, of each request for Loans.  Each such written request or confirmation must be made in the form and substance of the “Borrowing Request” attached hereto as Exhibit B, duly completed.  Each such Borrowing Request must:

(a)        specify the aggregate amount of any such Borrowing of new Loans and the date on which such Loans are to be advanced; and

(b)        for any Committed Loan, be received by Agent not later than 2:00 p.m. (Central time) on the day on which any such Committed Loans are to be made, and for any Swingline Loan, be received by Agent not later than 3:00 p.m. (Central time) on the day on which any such Swingline Loans are to be made.  Notwithstanding the foregoing, Agent is hereby authorized by the Lenders to treat any Borrowing Request as a request for Committed Loans or a request for Swingline Loans, in its sole discretion, regardless of the time such Borrowing Request is received by Agent.

With each delivery of a Borrowing Request to Agent, Borrower represents and warrants to Agent and Lenders the following:

(i)         Borrower is entitled to receive the requested Loan under the terms and conditions of this Agreement;

(ii)        all items which Borrower is required to furnish to Agent pursuant to this Agreement accompany the Borrowing Request (or, if Wet Loans, shall be delivered to Agent in accordance with this Agreement and the Security Agreement);

(iii)       all Mortgage Loans offered thereby conform in all respects with the applicable requirements set forth in the Agreement;

(iv)       no Default or Event of Default has occurred and is continuing under the Agreement;

(v)        after giving effect to the Loan requested thereby the aggregate amount of the outstanding principal balance of the Loans will not exceed the lesser of (l) the Collateral Value of the Borrowing Base and (2) the total Commitments of all Lenders; and

(vi)       after giving effect to the Loans requested thereby, no Applicable Sublimit will be exceeded.

Additionally, with each Borrowing Request, Borrower represents and warrants that, except as permitted under this Agreement or the Security Agreement, Borrower holds with respect to each of the Mortgage Notes offered the following:

(i)         unless delivered therewith, the original filed copy of the Mortgage relating to such Mortgage Note;

(ii)        mortgagee policies of title insurance conforming to the requirements of this Agreement and the Security Agreement or binding commitments for the issuance of same;

(iii)       insurance policies insuring the mortgaged premises as required by this Agreement and the Security Agreement; and

(iv)       unless delivered therewith, an original of any executed Take-Out Commitment relating to such Mortgage Note.

With the delivery of each Borrowing Request, Borrower agrees that, unless delivered to the Agent therewith, it holds the above referenced items in trust for Agent, and will at any time deliver the same to Agent upon written request or, upon written instructions from Agent, to any Person designated by Agent, promptly, and in any event within seven (7) Business Days after such request or instructions.  Borrower further agrees that it will not deliver any of the above items, nor give, transfer, or assign any interest in same, to any Person other than Agent (or the Person or Persons designated by Agent) without the prior written consent of Agent.

Each such telephonic request shall be deemed a representation, warranty, acknowledgment and agreement by Borrower as to the matters which are required to be set out in such written confirmation.  If all conditions precedent to such Loan have been met, Agent will, promptly upon receipt of funds from the Lenders or the Swingline Lender, remit to Borrower the amount of such Loan in immediately available dollars, by crediting the Funding Account with immediately available funds as the amount of such Loan.

Section 2.4         Fees.

(a)        Facility Fee.  In consideration of the Lenders’ commitment to make the Loans, Borrower will pay to each Lender a non-refundable facility fee determined by applying a rate of twenty two and one-half basis points (0.225%) per annum to each Lender’s Weighted Average Commitment.  This facility fee shall be due and payable on the date of this Agreement.

(b)        Agent’s Fees.  Borrower shall pay to Agent, for its own account, a collateral handling fee and an agency fee in the amounts and at the times set forth in the Fee Letter.

Section 2.5         Mandatory Repayments.  If at any time the Loan Balance exceeds the Collateral Value of the Borrowing Base (as a result of an Applicable Sublimit being exceeded or otherwise), Borrower shall repay the amount of such excess or deliver sufficient Eligible Mortgage Loans to increase the Collateral Value of the Borrowing Base by the amount of such excess Loan Balance, or a combination of the foregoing, within one (1) Business Day after written notice thereof is given by Agent to Borrower.

Section 2.6         Payments to Lenders.  All payments of interest on the Notes, all payments of principal, including any principal payment made with proceeds of Mortgage Collateral, and fees hereunder shall be made directly to Agent without condition or deduction for any counterclaim, defense, recoupment, setoff, or withholding or deduction for taxes, for the pro-rata benefit of each Lender, in federal or other immediately available funds before 10:00 a.m. (Central time) on the respective dates when due via wire transfer to the Settlement Account.  The Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received, and in any event before 3:00 p.m. on the day received.  Borrower shall send notice to Agent before 10:00 a.m. (Central time) on the day any payment of principal or interest is received by Agent which sets forth the Loans against which such payment is to be applied.  Any payment (or any payment received without a notice regarding application of such payment) received by Agent after such time will be deemed to have been made on the next following Business Day.  Should any such payment become due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, in the case of a payment of principal or past due interest, interest shall accrue and be payable thereon for the period of such extension as provided in the Loan Document under which such payment is due.  Each payment under a Loan Document shall be payable at the place provided therein and, if no specific place of payment is provided, shall be payable at the place of payment of the Notes.  Prior to the occurrence of an Event of Default and the exercise of remedies by Agent, when Agent collects or receives money on account of the Obligations, Agent shall apply all such money so distributed, as follows:

(a)        first, to any reimbursements due Agent under Section 5.5 and to any fees due Agent under the Fee Letter;

(b)        second, to any reimbursements due Lenders under Section 5.5;

(c)        third, prior to a Default or Event of Default, to the payment of the Loans then due, as directed by Borrower;

(d)        fourth, to the prepayment of principal on the Notes, together with accrued and unpaid interest on the principal so prepaid; and

(e)        last, to the payment or prepayment of any other Obligations, and the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by law.

All payments applied to principal or interest on any Note shall be applied first to any interest then due and payable, then to principal then due and payable, and last to any prepayment of principal.

Section 2.7         Notification by the Agent.  Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Borrowing Request and repayment notice received by it hereunder.  Upon the request of Agent, not later than 3:00 p.m. (Central time) on the day on which any Committed Loans are to be made, each Lender shall make available its pro rata portion of the Loan or Loans in accordance with such Lender’s Commitment in immediately available funds to the Agent at its address specified on Agent’s signature page hereto.

Section 2.8         Non-Receipt of Funds by the Agent.

(a)        Unless the Agent shall have been notified in writing by any Lender prior to a Borrowing that such Lender will not make the amount that would constitute its share of such Borrowing available to the Agent, the Agent may assume that such Lender is making such amount available to the Agent, and the Agent may, in its sole and absolute discretion, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such amount is not made available to the Agent by the required time therefor, and Agent elects to make such corresponding amount available to the Borrower, such Lender shall pay to the Agent, on demand, such amount with interest thereon, at a rate equal to the Federal Funds Rate, for the period until such Lender makes such amount immediately available to the Agent.  A certificate of the Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error.  If such Lender’s share of such borrowing is not made available to the Agent by such Lender within three (3) Business Days after such Borrowing date, the Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to the relevant Loan, on demand, from the Borrower.  Nothing in this Section shall be deemed to limit the rights of the Borrower against any such Lender.

(b)        Unless the Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Agent (including but not limited to situations in which the Borrower informs the Agent that the Agent will be receiving proceeds of Collateral on a specific date and that the Borrower intends to use such proceeds to make a payment of principal), the Agent may assume that the Borrower is making such payment, and the Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount.  If such payment is not made to the Agent by the Borrower within three (3) Business Days after such due date, the Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the Federal Funds Rate.  Nothing in this Section shall be deemed to limit the rights of the Agent or any Lender against the Borrower.

Section 2.9         Increased Cost and Reduced Return.

(a)        If, after the date hereof, any Lender shall have determined that the adoption of any applicable Law, rule, or regulation regarding capital adequacy or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank, or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of Law) of any such Governmental Authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender, due to the obligations of such Lender hereunder, to a level below that which such Lender or such corporation could have achieved but for such adoption, change, request, or directive (taking into consideration its policies with respect to capital adequacy), then, within fifteen (15) days after demand by such Lender (with a copy to the Agent), Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction, but only to the extent that such Lender has not been compensated therefor by any increase in the LIBOR.

(b)        Each Lender shall promptly notify Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section.  In the event that any Lender claims compensation under this Section, such Lender shall furnish to Borrower a statement setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error.  In determining such amount, such Lender shall act in good faith and may use any reasonable averaging and attribution methods.

Section 2.10       Settlement Account.  Borrower shall not be entitled to withdraw funds from the Settlement Account.  Except upon the occurrence of any Event of Default, to the extent that on any Business Day amounts in the Settlement Account exceed the amount needed in order to maintain the Collateral Value of the Borrowing Base at an amount equal to or greater than the amount of the Loan Balance, Agent shall cause such excess amount to be automatically transferred to any Operating Account designated by Borrower or as Borrower may otherwise direct the application of such excess amount.  If on any Business Day the amount in the Settlement Account is less than the amount needed to maintain the Collateral Value of the Borrowing Base in an amount equal to or greater than the amount of the Loan Balance, and Borrower has not made any payment as provided in Section 2.5, Agent may cause an amount equal to such deficiency to be transferred from any Operating Account to the Settlement Account.

Section 2.11       Approved Letter of Credit.  If Borrower elects to provide Agent with an Approved Letter of Credit, then Agent, for the benefit of the Lenders, may draw upon such Approved Letter of Credit at any time for any reason; provided, however, that prior to making any such draw, and so long as no Event of Default shall have occurred and then be continuing, Agent shall give Borrower not less than three (3) Business Days’ prior written notice of its intention to make such draw and the amount of such intended draw; and provided, further, that if Borrower shall, within three (3) Business Days after receiving such written notice, make or cause to be made a principal payment in respect of the outstanding Loans in the amount of such intended draw, then Agent agrees that no such draw shall be made by Agent under the Approved Letter of Credit.  The then available undrawn amount of any Approved Letter of Credit shall be automatically reduced by the amount of any draws by Agent under the Approved Letter of Credit, and by the amount of any payments made or caused to be made by Borrower pursuant to this Section 2.11, and Agent agrees to enter into an amendment of, or accept a replacement of, or agree to the cancellation of, as the case may be, such Approved Letter of Credit to reflect such reduction in the available undrawn amount.  Notwithstanding anything to the contrary set forth in this Agreement, the amount of any payment made or caused to be made by Borrower pursuant to this Section 2.11, and the amount of any draw made by Agent under any Approved Letter of Credit, shall be applied against the principal amounts outstanding in respect of the Loans.

ARTICLE III

CONDITIONS PRECEDENT

The obligation of Lenders to make Loans hereunder is subject to fulfillment of the conditions precedent stated in this Article III.

Section 3.1         Initial Loan.  The obligation of Lenders to fund any Loan hereunder shall be subject to, in addition to the conditions precedent specified in Section 3.2, the following terms and conditions:

(a)        Borrower shall have delivered to Agent the following (each of the following documents being duly executed and delivered and in form and substance satisfactory to each Lender, Agent and Agent’s counsel, and, with the exception of the Notes and any Approved Letter of Credit, each in a sufficient number of originals that each Lender, Agent, and Agent’s counsel may have an executed original of each document):

(i)         an executed counterpart of this Agreement and of all instruments, certificates and opinions referred to in this Article III not theretofore delivered (except the Borrowing Request which is to be delivered at the time provided in Subsection 3.2(a) hereof);

(ii)        a Note for each Lender;

(iii)       the Security Agreement dated of even date herewith;

(iv)       a certificate of the Secretary or Assistant Secretary of Borrower setting forth (i) resolutions of its board of directors authorizing the execution, delivery, and performance of the Loan Documents to which it is a party and identifying the officers authorized to sign such instruments, (ii) specimen signatures of the officers so authorized, and (iii) articles of incorporation of Borrower certified by the appropriate Secretary of State as of a recent date, and (iv)  bylaws of Borrower, certified as being accurate and complete;

(v)        a certificate of the existence and good standing for Borrower in its state of incorporation or organization dated no earlier than fifteen days prior to the date hereof;

(vi)       an opinion of counsel for Borrower in form and substance customary for transactions of this type and otherwise reasonably satisfactory to Agent;

(vii)      a Borrowing Request and a Borrowing Base Certificate dated as of the date of the first Loan, certified by the chief financial officer or treasurer of Borrower;

(viii)     a duly executed original of the MERS Agreement;

(ix)       the Approved Letter of Credit, if any; and

(x)        such other documents as Agent or any Lender or their counsel may reasonably request at any time at or prior to the date of the initial Loan hereunder.

(b)        No Person, other than Agent, holds any mortgage, pledge, lien, security interest or other charge or encumbrance in, against or to any of the Mortgage Loans.

(c)        Borrower shall have paid all fees and reimbursements to be paid to Agent or Lenders pursuant to any Loan Document, or otherwise due Agent or Lenders, and including reasonable fees and disbursements of Agent’s attorneys, Bracewell & Giuliani LLP.

Section 3.2         All Loans.  The obligation of Lenders to fund any Loan pursuant to this Agreement is subject to the following further conditions precedent:

(a)        Borrower shall have delivered to Agent a Borrowing Request accompanied by a Borrowing Base Certificate dated as of the date of such Loan, certified by the chief financial officer of Borrower, and the Required Mortgage Documents for all Eligible Mortgage Loans other than Wet Loans;

(b)        all other Property in which Borrower has granted a Lien to Agent, for the benefit of the Lenders, and which under the terms of this Agreement or the Security Agreement shall have been required to have been physically delivered to the Agent, shall have been physically delivered to the possession of Agent, such that Agent has a valid and perfected first lien on such Property, for the benefit of the Lenders;

(c)        the representations and warranties of each Related Person contained in this Agreement or any Security Instrument (other than those representations and warranties which are by their terms expressly limited to the date of this Agreement) shall be true and correct in all material respects on and as of the date of such Loan;

(d)        no Default or Event of Default shall have occurred and be continuing or would result from such Borrowing, and no change or event which constitutes a Material Adverse Effect shall have occurred as of the date of such Loan;

(e)        the Funding Account, the Settlement Account and the Operating Account shall be established and in existence;

(f)         the making of such Loan shall not be prohibited by any Governmental Requirement;

(g)        the delivery to Agent, any Lender or its counsel of such other documents and opinions of counsel, including such documents as may be necessary or desirable to perfect or maintain the priority of any Lien granted or intended to be granted hereunder or otherwise and including favorable written opinions of counsel with respect thereto, as Agent or any Lender may reasonably request; and

(h)        No Person, other than Agent, for the benefit of the Lenders, shall be listed in the field designated “interim funder” on the MERS® System.

Delivery to Agent of a Borrowing Request shall be deemed to constitute a representation and warranty by Borrower to Agent and each Lender on the date thereof and on the date on which the Loan is made of the facts specified in Subsections (c) and (d) of this Section.

ARTICLE IV

BORROWER REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

Section 4.1         Organization and Good Standing.  Each Related Person (a) is a corporation, limited liability company or limited partnership duly incorporated or organized and existing in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) is duly qualified as a foreign entity and in good standing in all jurisdictions in which its failure to be so qualified could have a Material Adverse Effect, (c) has the corporate or organizational power and authority to own its properties and assets and to transact the business in which it is engaged and is or will be qualified in those states wherein it proposes to transact business in the future, and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, have a Material Adverse Effect.

Section 4.2         Authorization and Power.  Each Related Person has the corporate or organizational power and requisite authority to execute, deliver and perform the Loan Documents to which it is a party; each Related Person is duly authorized to and has taken all action necessary to authorize it to, execute, deliver and perform the Loan Documents to which it is a party and is duly authorized to perform such Loan Documents.

Section 4.3         No Conflicts or Consents.  Neither the execution and delivery by any Related Person of the Loan Documents to which it is a party, nor the consummation of any of the transactions herein or therein contemplated, nor compliance with the terms and provisions hereof or with the terms and provisions thereof, will (a) materially contravene or conflict with any Requirement of Law to which any Related Person is subject, or any indenture, mortgage, deed of trust, deed to secure debt, or other agreement or instrument to which any Related Person is a party or by which any Related Person may be bound, or to which the Property of any Related Person may be subject, or (b) result in the creation or imposition of any Lien, other than the Lien of the Security Agreement, on the Property of any Related Person.  All actions, approvals, consents, waivers, exemptions, variances, franchises, orders, permits, authorizations, rights and licenses required to be taken, given or obtained, as the case may be, from any Governmental Authority that are necessary in connection with the transactions contemplated by the Loan Documents have been obtained.

Section 4.4         Enforceable Obligations.  This Agreement, the Notes, and the other Loan Documents to which any Related Person is a party are the legal, valid and binding obligations of such Related Person, enforceable in accordance with their respective terms, except as limited by Debtor Laws.

Section 4.5         Priority of Liens.  Upon delivery to Agent of each Borrowing Request, Agent shall have, for the benefit of the Lenders, valid, enforceable, perfected, first priority Liens and security interests in each Mortgage Note identified therein.

Section 4.6         No Liens.  Borrower has good and indefeasible title to the Mortgage Collateral free and clear of all Liens and other adverse claims of any nature, except for ad valorem taxes and assessments not yet due and payable and Liens in the Mortgage Collateral in favor of Agent, for the benefit of the Lenders.

Section 4.7         Financial Condition of Borrower.  Borrower has delivered to Lenders copies of its annual audited balance sheet as of September 30, 2005, and the related statements of income, stockholders’ equity and cash flows for the period ended such date; such financial statements fairly present the financial condition of Borrower as of such date and the results of operations of Borrower for the period ended on such date and have been prepared in accordance with GAAP, as of the date thereof, there were no obligations, liabilities or Indebtedness (including material contingent and indirect liabilities and obligations or unusual forward or long-term commitments) of Borrower which were required under GAAP to be reflected in such financial statements that were not reflected in such financial statements and no change which constitutes a Material Adverse Effect has occurred in the financial condition or business of Borrower since September 30, 2005.  Borrower has also delivered to Lenders its unaudited quarterly balance sheet for the period ending September 30, 2005 and management reports for September 30, 2005; such reports fairly and accurately present Borrower’s commitment position, pipeline position, servicing and production as of the end of such months and for the fiscal year to date for the periods ending on such dates.

Section 4.8         Full Disclosure.  There is no material fact that Borrower has not disclosed to Lenders which could have a Material Adverse Effect.  To the knowledge of Borrower, none of (i) the financial statements referred to in Section 4.7 hereof, (ii) any Borrowing Request or officer’s certificate, or (iii) any statement delivered by any Related Person to Agent or any Lender in connection with this Agreement, contains any untrue statement of material fact.

Section 4.9         No Default.  No Related Person is in default under any loan agreement, mortgage, security agreement or other material agreement or obligation to which it is a party or by which any of its Property is bound.

Section 4.10       No Litigation.  There are no material actions, suits or legal, equitable, arbitration or administrative proceedings pending, or to the knowledge of Borrower threatened, against any Related Person the adverse determination of which could reasonably be expected to have a Material Adverse Effect.

Section 4.11       Taxes.  All federal income tax returns and all other tax returns required to be filed by each Related Person in any jurisdiction have been filed and all taxes, assessments,

fees and other governmental charges upon each Related Person or upon any of its properties, income or franchises have been paid prior to the time that such taxes could give rise to a Lien thereon, unless protested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been established on the books of such Related Person.

Section 4.12       Principal Office, etc.  The principal office, chief executive office and principal place of business of each Related Person is at the address set forth on the Borrower’s signature page hereto or in a written notice given pursuant to Section 6.12.

Section 4.13       Compliance with ERISA.  No Related Person currently maintains, contributes to, is required to contribute to or has any liability, whether absolute or contingent, with respect to an ERISA Plan.  With respect to all other employee benefit plans maintained or contributed to by each Related Person, each Related Person is in material compliance with ERISA.

Section 4.14       Subsidiaries.  No Related Person has any Subsidiary or owns any stock in any other corporation or association except those listed in Exhibit D (as such exhibit may be updated from time to time by Borrower and delivered to Agent).  As of the date hereof, each Related Person owns, directly or indirectly, the equity interest in each of its Subsidiaries which is indicated in such exhibit.

Section 4.15       Indebtedness.  No Related Person has any indebtedness outstanding other than the Indebtedness permitted by Section 6.2.

Section 4.16       Permits, Patents, Trademarks, etc.

(a)        Each Related Person has all permits and licenses necessary for the operation of its business.

(b)        Each Related Person owns or possesses (or is licensed or otherwise has the necessary right to use) all patents, trademarks, service marks, trade names and copyrights, technology, know-how and processes, and all rights with respect to the foregoing, which are necessary for the operation of its business, without any known material conflict with the rights of others.  The consummation of the transactions contemplated hereby will not alter or impair in any material respect any of such rights of each Related Person.

Section 4.17       Status Under Certain Federal Statutes.  No Related Person is (a) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” as such terms are defined in the Public Utility Holding Company Act of 1935, as amended, (b) a “public utility,” as such term is defined in the Federal Power Act, as amended, (c) required to register as an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended or (d) a “rail carrier,” or a “person controlled by or affiliated with a rail carrier,” within the meaning of Title 49, U.S.C., and no Related Person is a “carrier” to which 49 U.S.C. §l1301(b)(1) is applicable.

Section 4.18       Securities Act.  No Related Person has issued any unregistered securities in violation of the registration requirements of the Securities Act of 1933, as amended, or of any other Requirement of Law, and is not violating any rule, regulation, or requirement under the Securities Act of 1933, as amended, or the Securities and Exchange Act of 1934, as amended.  No Related Person is required to qualify an indenture under the Trust Indenture Act of 1939, as amended, in connection with its execution and delivery of the Notes.

Section 4.19       No Approvals Required.  Other than consents and approvals previously obtained and actions previously taken, neither the execution and delivery of this Agreement, the Notes and the other Loan Documents to which any Related Person is a party, nor the consummation of any of the transactions contemplated hereby or thereby requires the consent or approval of, the giving of notice to, or the registration, recording or filing by any Related Person of any document with, or the taking of any other action in respect of, any Governmental Authority which has jurisdiction over each Related Person or any of its Property, except for (a) the filing of the Uniform Commercial Code financing statements and other similar filings to perfect the interest of Lenders in the Collateral, and (b) such other consents, approvals, notices, registrations, filings or action as may be required in the ordinary course of business of the Related Persons in connection with the performance of the obligations of the Related Persons hereunder.

Section 4.20       Survival of Representations.  All representations and warranties by Borrower herein shall survive delivery of the Notes and the funding of the Loans, and any investigation at any time made by or on behalf of Lenders shall not diminish the right of Agent and the Lenders to rely thereon.

Section 4.21       Compliance with Laws.  Each Related Person is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, including ERISA and FIRREA, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

Section 4.22       Payment of Obligations.  No Related Person is in default in the payment and discharge of its material obligations and liabilities, including all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Related Person.

Section 4.23       Individual Mortgage Loans.  Borrower hereby represents the following matters with respect to each Mortgage Note and Mortgage Loan that is part of the Collateral:

(a)        Borrower has good and marketable title to each Mortgage Note and Mortgage, was the sole owner thereof and had full right to pledge the Mortgage Loan to Agent, for the benefit of Lenders, free and clear of any other Lien at the time of pledging to Agent;

(b)        To the knowledge of Borrower, other than any delinquency of payments permitted in subparagraph (d) of the definition of Eligible Mortgage Loan, there is no default, breach, violation or event of acceleration existing under any Mortgage or the related Mortgage Note and there is no event which, with the passage of time or with notice and/or the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration and no such default, breach, violation or event of acceleration has been waived;

(c)        To the knowledge of Borrower, the physical condition of the Property subject to the Mortgage has not deteriorated since the date of origination of the related secured Mortgage Loan (normal wear and tear excepted) and there is no proceeding pending for the total or partial condemnation of any Property subject to the Mortgage;

(d)        Each Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the related Property subject to the Mortgage of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (ii) otherwise, by judicial or private foreclosure;

(e)        Each Mortgage Loan is a first lien or second lien Single Family loan, and has been underwritten by the originator thereof in accordance with such originator’s then current underwriting guidelines, which guidelines have been previously submitted to and approved by Agent;

(f)         Each Mortgage Note is either (i) payable in monthly installments of principal and interest, with interest payable in arrears, and requires a monthly payment which is sufficient to amortize the original principal balance over the original term, not to exceed thirty (30) years, and to pay interest at the related interest rate, or (ii) payable in monthly installments of interest only, with interest payable in arrears, with principal payments to begin no later than ten (10) years from closing with payments which are sufficient to fully amortize the original principal balance over a period not to exceed thirty (30) years; and no Mortgage Note provides for any extension of the original term;

(g)        No Mortgage Loan is a loan in respect of either the purchase of a manufactured home or mobile home or the purchase of the land on which a manufactured home or mobile home will be placed;

(h)        The origination practices used by the originator of each Mortgage Loan and the collection practices used by the Borrower with respect to each Mortgage Loan have been in all material respects legal, proper, prudent and customary in the loan origination and servicing business;

(i)         No Mortgage Loan is subject to Section 32 of Regulation Z or is a Mortgage Loan classified as predatory under any applicable Law;

(j)         Each Mortgage Loan was originated in compliance with all applicable Laws and no fraud or misrepresentation was committed by any Person in connection therewith; and

(k)        For each Mortgage Loan, Borrower has obtained closing protection letters from the underwriter for the respective title insurance policy.

Section 4.24           Environmental Matters.  In the ordinary course of each Related Person’s business, the officers and managers of each Related Person consider the effect of Environmental

Laws on the business of such Related Person, in the course of which they identify and evaluate potential risks and liabilities accruing to such Related Person due to Environmental Laws.  On the basis of this consideration, each Related Person has reasonably concluded that neither violation of nor compliance with Environmental Laws can reasonably be expected to have a Material Adverse Effect.  No Related Person has received any notice from any Governmental Authority to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

Section 4.25       Status as Approved Seller/Servicer.  Borrower is an approved seller and servicer for FNMA and FHLMC in good standing and is an approved lender with FHA, VA and HUD.

ARTICLE V

AFFIRMATIVE COVENANTS

Each Related Person shall at all times comply with the covenants contained in this Article V, from the date hereof and for so long as any part of the Obligations or the Commitment is outstanding unless Required Lenders have agreed otherwise in writing.

Section 5.1         Financial Statements and Reports.

(a)        Borrower shall furnish to Agent (who shall deliver or otherwise make such information available to the Lenders within five (5) days of receipt) the following, all in form and detail reasonably satisfactory to Agent:

(i)         Promptly after becoming available, and in any event within ninety (90) days after the close of each Fiscal Year, Borrower’s audited Consolidated balance sheet as of the end of such Fiscal Year, and the related audited Consolidated statements of income, stockholders’ equity and cash flows of Borrower for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the preceding Fiscal Year.  Such financial statements shall be unqualified and shall be accompanied by the related audit report of independent certified public accountants acceptable to Agent which report shall be to the effect that such statements have been prepared in accordance with GAAP applied on a basis consistent with prior periods except for such changes in such principles with which the independent public accountants shall have concurred;

(ii)        Promptly after becoming available, and in any event within ninety (90) days after the close of each Fiscal Year, Parent’s audited Consolidated and consolidating balance sheet as of the end of such Fiscal Year, and the related audited Consolidated and consolidating statements of income, stockholders’ equity and cash flows of Parent for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the preceding Fiscal Year, such financial statements shall be unqualified and shall be accompanied by the related audit report of independent certified public accountants acceptable to Agent which report shall be to the effect that such statements have been prepared in accordance with GAAP applied on a basis consistent with prior periods except for such changes in such principles with which the independent public accountants shall have concurred (subject to year-end audit adjustments and the absence of notes thereto);

(iii)       Promptly after becoming available, and in any event within forty-five (45) days after the end of each calendar month, including the twelfth calendar month in each Fiscal Year, a Consolidated balance sheet of Borrower as of the end of such month and the related Consolidated statements of income, stockholders’ equity and cash flows of Borrower for such month and the period from the first day of the then current Fiscal Year through the end of such month, prepared internally by Borrower and certified by the chief financial officer or other executive officer of Borrower as being fairly stated in all material respects;

(iv)       Promptly and in any event within forty-five (45) days after the end of each calendar month (except the last) in each Fiscal Year of Borrower, and within fifteen (15) days after the completion of each year-end audit by Borrower’s independent public accountants, a completed Officer’s Certificate in the form of Exhibit E hereto, executed by the president or chief financial officer of Borrower;

(v)        Promptly after becoming available, a monthly management report (delivered in any event within forty-five (45) days after the end of such calendar month) in form and detail reasonably acceptable to Agent including, without limitation detail on Borrower’s pipeline position, commitment position, repurchase requests by investors, production statistics and any other report reasonably requested by Agent;

(vi)       With each Borrowing Request and in any event within thirty (30) days after the end of each calendar month, a Borrowing Base Certificate;

(vii)      Promptly upon receipt thereof, a copy of the results of any field or desktop audit of the Borrower’s business and/or records performed by FNMA, FHLMC, the Department of Housing and Urban Development or any other federal agency, together with a copy of all subsequent correspondence relating to such audit between the Borrower and such agency (subject, however, to any applicable legal restrictions or limitations in respect of the disclosure of such audit results and correspondence);

(viii)     Promptly upon receipt thereof, a copy of each other report submitted to Borrower by independent accountants in connection with any annual, interim or special audit of the books of Borrower; and

(ix)       such other information concerning the business, properties or financial condition of any Related Person as Agent or any Lender may reasonably request.

Section 5.2         Taxes and Other Liens.  Each Related Person shall pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon it or upon its income or upon any of its Property as well as all claims of any kind (including claims for labor, materials, supplies and rent) which, if unpaid, might become a Lien upon any or all of its

Property; provided, however, each Related Person shall not be required to pay any such tax, assessment, charge, levy or claim if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings diligently conducted by or on behalf of such Related Person and if such Related Person shall have set up reserves therefor adequate under GAAP.

Section 5.3         Maintenance.  Each Related Person shall (a) maintain its corporate or partnership existence (as applicable) and rights and franchises; (b) observe and comply in all material respects with all Governmental Requirements, and (c) maintain its Properties (and any Properties leased by or consigned to it or held under title retention or conditional sales contracts) in good and workable condition at all times and make all repairs, replacements, additions, betterments and improvements to its Properties as are needed and proper so that the business carried on in connection therewith may be conducted properly and efficiently at all times.  Borrower shall maintain good standing as an approved seller and servicer for FNMA and FHLMC and as an approved lender with FHA, VA and HUD.

Section 5.4         Further Assurances.  Borrower shall, within three (3) Business Days after the request of Agent or any Lender, cure any defects in the execution and delivery of any Note, this Agreement or any other Loan Document and each Related Person shall, at its expense, promptly execute and deliver to Agent or any Lender upon request all such other and further documents, agreements and instruments in compliance with or accomplishment of the covenants and agreements of each Related Person in this Agreement and in the other Loan Documents or to further evidence and more fully describe the collateral intended as security for the Notes, or to correct any omissions in this Agreement or the other Loan Documents, or more fully to state the security for the obligations set out herein or in any of the other Loan Documents, or to make any recordings, to file any notices, or obtain any consents.

Section 5.5         Reimbursement of Expenses.  Borrower shall pay (a) all reasonable legal fees incurred by Agent (Agent’s counsel is Bracewell & Giuliani LLP) in connection with the preparation, negotiation, syndication, execution and delivery of this Agreement, the Notes and the other Loan Documents and any amendments, consents or waivers executed in connection therewith, (b) all fees, charges or taxes for the recording or filing of the Security Instruments, (c) all reasonable out-of-pocket expenses of Agent in connection with the administration of this Agreement, the Notes and the other Loan Documents, including courier expenses incurred in connection with the Mortgage Collateral, (d) all amounts expended, advanced or incurred by Agent to satisfy any obligation of Borrower under this Agreement or any of the other Loan Documents or to collect the Notes, or to protect, preserve, exercise or enforce the rights of Lenders under this Agreement or any of the other Loan Documents, (e) all reasonable out-of-pocket costs and expenses (including fees and disbursements of attorneys and other experts employed or retained by Agent or any Lender) incurred in connection with, arising out of, or in any way related to (i) consulting during a Default with respect to (A) the protection, preservation, exercise or enforcement of any of its rights in, under or related to the Collateral or the Loan Documents or (B) the performance of any of its obligations under or related to the Loan Documents, or (ii) protecting, preserving, exercising or enforcing during a Default any of its rights in, under or related to the Collateral or the Loan Documents, each of (a) through (e) shall include all underwriting expenses, collateral liquidation costs, court costs, attorneys’ fees (including, without limitation, for trial, appeal or other proceedings), fees of auditors and accountants, and investigation expenses reasonably incurred by Agent or any Lender in connection with any such matters, together with interest at the post-maturity rate specified in the Notes on each item specified in clause (a) through (e) from thirty (30) days after the date of written demand or request for reimbursement until the date of reimbursement.

Section 5.6         Insurance.  Each Related Person shall maintain with financially sound and reputable insurers, insurance with respect to its Properties and business against such liabilities, casualties, risks and contingencies and in such types and amounts as is customary in the case of Persons engaged in the same or similar businesses and similarly situated, including, without limitation, a fidelity bond or bonds with financially sound and reputable insurers with such coverage and in such amounts as is customary in the case of Persons engaged in the same or similar businesses and similarly situated.  The improvements on the land covered by each Eligible Mortgage Loan shall be kept continuously insured at all times by responsible insurance companies against fire and extended coverage hazards under policies, binders, letters, or certificates of insurance, with a standard mortgagee clause in favor of Borrower and its assigns.  Each such policy must be in an amount equal to or greater than the lesser of (a) the maximum insurable value of the improvements, or (b) the amount of the Mortgage Loan.  Upon request of Agent, Borrower shall furnish or cause to be furnished to Agent from time to time a summary of the insurance coverage of Borrower in form and substance satisfactory to Agent and if requested shall furnish Agent copies of the applicable policies.

Section 5.7         Accounts and Records: Servicing Records.  Each Related Person shall keep books of record and account in which full, true and correct entries will be made of all dealings or transactions in relation to its business and activities, in accordance with GAAP.  Each Related Person shall maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate all records pertaining to the performance of such Related Person’s obligations under the Servicing Agreements in the event of the destruction of the originals of such records) and keep and maintain all documents, books, records, computer tapes and other information reasonably necessary or advisable for the performance by each Related Person of its obligations under the Servicing Agreements.

Section 5.8         Right of Inspection.  Each Related Person shall permit authorized representatives of Agent and/or any Lender to discuss the business, operations, assets and financial condition of such Related Person with their officers and employees, to examine their Servicing Records and books of records and account and make copies or extracts thereof and to visit and inspect any of the Properties of each Related Person, all at such reasonable times during normal business hours and as often as Agent or any Lender may request, provided that, unless a Default or an Event of Default has occurred, such visits, examinations and inspections shall be made not more than two (2) times during any Fiscal Year and shall be made at the sole cost and expense of Agent and/or any such Lender.  Each Related Person will provide its accountants with a copy of this Agreement promptly after the execution hereof and will instruct its accountants to meet with any designated officers or other authorized representatives of Agent and/or such Lender to answer candidly any and all questions that such officers or authorized representatives may address to them in reference to the financial condition or affairs of any Related Person as those conditions or affairs relate to this Agreement.  Agent and/or any such Lender shall give Borrower prior notice of the request for any such in-person or telephonic meeting with Borrower’s accountants.  Each Related Person may have its representatives in attendance at any meetings between the officers or other representatives of Agent or any Lender and Borrower’s accountants held in accordance with this authorization.

Section 5.9         Notice of Certain Events.  Borrower shall promptly notify the Agent and the Lenders upon (a) the receipt of any notice from, or the taking of any other action by, the holder of any promissory note, debenture or other evidence of Indebtedness of any Related Person with respect to a claimed default, together with a detailed statement by a responsible officer of Borrower specifying the notice given or other action taken by such holder and the nature of the claimed default and what action Borrower is taking or proposes to take with respect thereto; (b) the commencement of, or any determination in, any legal, judicial or regulatory proceedings between any Related Person and any Governmental Authority or any other Person which, if adversely determined, could have a Material Adverse Effect; (c) any change in senior management or ownership of Borrower; (d) any material adverse change in the business, operations, prospects or financial condition of any Related Person, including, without limitation, the insolvency of any Related Person; (e) any event or condition which, if adversely determined, could have a Material Adverse Effect; (f) the occurrence of any Termination Event, (g) the execution of any Permitted Warehouse Debt agreement or other material financing agreement, or (h) any default under any material Indebtedness that continues beyond any applicable grace or cure period.

Section 5.10       Performance of Certain Obligations and Information Regarding Investors.  Borrower shall perform and observe in all material respects each of the provisions of each Take-Out Commitment and each of the Servicing Agreements on its part to be performed or observed and will use commercially reasonable efforts to cause all things to be done which are necessary to have each item of Mortgage Collateral covered by a Take-Out Commitment comply with the requirements of such Take-Out Commitment.  Upon request by Agent, Borrower will deliver to Agent financial information possessed by Borrower and publicly available concerning any Person requested by Borrower to be approved as an Investor; all such financial information must be delivered to Agent prior to any request by Borrower for Mortgage Collateral to be delivered to such Person.

Section 5.11       Use of Proceeds: Margin Stock.  The proceeds of all Loans shall be used by Borrower solely for the origination and purchase of Eligible Mortgage Loans pending sale to an Investor and for payment of interest, fees, and expenses in connection with the Obligations.  None of such proceeds shall be used for the purpose of purchasing or carrying any “margin stock” as defined in Regulation U, or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry margin stock or for any other purpose which might constitute this transaction a “purpose credit” within the meaning of such Regulation U.  Neither Borrower nor any Person acting on behalf of Borrower shall take any action in violation of Regulation U or Regulation X or shall violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereafter be in effect.

Section 5.12       Notice of Default.  Borrower shall furnish to Agent and Lenders immediately upon becoming aware of the existence of any Default or Event of Default, a written notice specifying the nature and period of existence thereof and the action which Borrower is taking or proposes to take with respect thereto.

Section 5.13       Compliance with Loan Documents.  Each Related Person shall promptly comply with any and all covenants and provisions of this Agreement, the Notes and the other Loan Documents to be complied with by such Related Person.

Section 5.14       Operations and Properties.  Each Related Person shall (i) comply with all rules, regulations and guidelines applicable to it, except in such instances in which (a) such rule, regulation or guideline is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith would not likely be expected to have a Material Adverse Effect, and (ii) act prudently and in accordance with customary industry standards in managing and operating its Property.

Section 5.15       Environmental Matters.

(a)        Each Related Person will comply in all material respects with all Environmental Laws now or hereafter applicable to such Related Person and shall obtain, at or prior to the time required by applicable Environmental Laws, all environmental, health and safety permits, licenses and other authorizations necessary for its operations and will maintain such authorizations in full force and effect.

(b)        Borrower will promptly furnish to Agent and each Lender all written notices of violation, orders, claims, citations, complaints, penalty assessments, suits or other proceedings received by any Related Person, or of which it has notice, pending or threatened against any Related Person, by any Governmental Authority with respect to any alleged violation of or non-compliance with any Environmental Laws or any permits, licenses or authorizations in connection with its ownership or use of its properties or the operation of its business.

Section 5.16       Compliance with Laws.  Each Related Person will at all times comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, including ERISA and FIRREA, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith would not likely be expected to have a Material Adverse Effect.

Section 5.17       MERS Status.

(a)        Borrower will (a) at all times, maintain its status as a MERS member in good standing, (b) at all times remain in full compliance with all terms and conditions of membership in MERS, including the MERSCORP, Inc. “Rules of Membership” most recently promulgated by MERSCORP, Inc., the “MERS Procedures Manual” most recently promulgated by MERS, and any and all other guidelines or requirements set forth by MERS or MERSCORP, Inc., as each of the foregoing may be modified from time to time, including, but in no way limited to compliance with guidelines and procedures set forth with respect to technological capabilities, drafting and recordation of Mortgages, registration of Mortgages on the MERS System, including registration of the interest of the Agent and the Lenders in such mortgages and membership requirements, (c) promptly, upon the request of the Agent, execute and deliver to the Agent an assignment of mortgage, in blank, with respect to any MERS Mortgage that the

Agent determines shall be removed from the MERS System and (d) at all times maintain the Electronic Tracking Agreement executed of even date herewith in full force and effect.

(b)        Borrower shall not de-register or attempt to de-register any Mortgage from the MERS System unless Borrower has complied with the requirements set forth in the Electronic Tracking Agreement and the requirements hereof and of the Security Agreement relating to release of Collateral.

ARTICLE VI

NEGATIVE COVENANTS

Each Related Person shall at all times comply with the covenants contained in this Article VI, from the date hereof and for so long as any part of the Obligations or the Commitment is outstanding unless the Required Lenders have agreed otherwise in writing:

Section 6.1         No Merger; Limitation on Issuance of Securities.  No Related Person shall merge or consolidate with or into any Person provided that Borrower may merge or consolidate with any wholly owned subsidiary of Borrower if Borrower is the surviving corporation; and provided further, that after giving effect thereto, no Default would exist hereunder.  No Related Person shall acquire by purchase, or otherwise, all or substantially all of the assets or capital stock of any Person except as permitted by Section 6.6(d).  Borrower will not issue any securities other than shares of its common stock and any options or warrants giving the holders thereof only the right to acquire such shares.  No Related Person will issue any additional shares of its capital stock or other securities or any options, warrants or other rights to acquire such additional shares or other securities except to Borrower and only to the extent not otherwise forbidden under the terms hereof.  No Subsidiary of Borrower which is a partnership will allow any diminution of Borrower’s interest (direct or indirect) therein.  There shall be no Change of Control.

Section 6.2         Limitation on Indebtedness.  No Related Person shall incur, create, contract, assume, have outstanding, guarantee or otherwise be or become, directly or indirectly, liable in respect of any Indebtedness or Guaranty Obligations except:

(a)        the Obligations;

(b)        trade debt, equipment leases, office leases, equipment loans and liens for taxes and assessments not yet due and payable owed in the ordinary course of business;

(c)        any Permitted Warehouse Debt;

(d)        any Indebtedness secured by a Lien permitted pursuant to the terms of Section 6.10;

(e)        any Indebtedness arising under any Hedging Agreement entered into in respect of Indebtedness otherwise permitted under this Agreement and not for speculative purposes; and

(f)         any Indebtedness owing to Parent or a wholly owned Subsidiary of Parent provided that the terms of such Indebtedness shall not permit any payment of principal or interest to be made if any Default or Event of Default hereunder has occurred.

Section 6.3         Fiscal Year, Method of Accounting.  No Related Person shall change its Fiscal Year or make any material change in its method of accounting not required by GAAP.

Section 6.4         Business.  No Related Person shall, directly or indirectly, engage in any business which differs materially from that currently engaged in by Borrower.

Section 6.5         Liquidations, Consolidations and Dispositions of Substantial Assets.  No Related Person shall dissolve or liquidate or sell, transfer, lease or otherwise dispose of any material portion of their property or assets or business; provided, however, nothing in this Section 6.5 shall be construed to prohibit (i) any Related Person from selling Mortgage Notes or Mortgage Loans or rights to service Mortgage Loans and pools of Mortgage Loans or Mortgage Notes in the ordinary course of its business, or (ii) any dissolution, liquidation, or sale, transfer, lease or other disposition by any Subsidiary of the Borrower of its property, assets or business to the Borrower or a wholly-owned Subsidiary of the Borrower.

Section 6.6         Loans, Advances, and Investments.  No Related Person shall make any loan (other than Mortgage Loans), advance, extension of credit, or capital contribution to, or investment in (including any investment in any Subsidiary, joint venture or partnership), or purchase or otherwise acquire any of the capital stock, securities, or evidences of indebtedness of, any Person (including, without limitation, any employee, officer or Affiliate of any Related Person) (collectively, “Investment”), or otherwise acquire any interest in, or control of, another Person, except for the following:

(a)        Cash Equivalents;

(b)        Any acquisition of securities or evidences of indebtedness of others when acquired by a Related Person in settlement of accounts receivable or other debts arising in the ordinary course of its business, so long as the aggregate amount of any such securities or evidences of indebtedness is not material to the business or financial condition of such Related Person;

(c)        Mortgage Notes acquired by Borrower in the ordinary course of Borrower’s business; and

(d)        Investments other than those described in the preceding clauses (a) through (c), provided that the aggregate amount of all such other Investments shall at no time exceed $500,000.00.

Section 6.7         Use of Proceeds.  Borrower shall not permit the proceeds of the Loans to be used for any purpose other than those permitted by Section 5.11 hereof.  Borrower shall not, directly or indirectly, use any of the proceeds of the Loans for the purpose, whether immediate, incidental or ultimate, of buying any “margin stock” or of maintaining, reducing or retiring any Indebtedness originally incurred to purchase a stock that is currently any “margin stock,” or for any other purpose which might constitute this transaction a “purpose credit,” in each case within the meaning of Regulation G of the Board of Governors of the Federal Reserve System (12 C.F.R. 207, as amended), or Regulation U, or otherwise take or permit to be taken any action which would involve a violation of such Regulation G or Regulation U or of Regulation T (12 C.F.R. 220, as amended) or Regulation X (12 C.F.R. 224, as amended) or any other regulation of such board.

Section 6.8         Actions with Respect to Mortgage Collateral.  Borrower shall not:

(a)        Compromise, extend, release, or adjust payments on any Mortgage Collateral, accept a conveyance of mortgaged property in full or partial satisfaction of any Mortgage Collateral, or release any Mortgage securing or underlying any Mortgage Collateral;

(b)        Agree to the amendment or termination of any Take-Out Commitment in which Agent, on behalf of the Lenders, has a security interest or to substitution of a Take-Out Commitment for a Take-Out Commitment in which Agent, on behalf of the Lenders, has a security interest hereunder, if such amendment, termination or substitution may reasonably be expected to have a Material Adverse Effect;

(c)        Transfer, sell, assign, or deliver any Mortgage Collateral pledged to Agent, for the benefit of the Lenders, to any Person other than Agent, except pursuant to a Take-Out Commitment; or

(d)        Grant, create, incur, permit or suffer to exist any Lien upon any Mortgage Collateral except for Liens granted to Agent, for the benefit of the Lenders, to secure the Notes and Obligations and such non-consensual Liens as may be deemed to arise as a matter of law pursuant to any Take-Out Commitment.

Section 6.9         Transactions with Affiliates.  Borrower shall not enter into any transactions including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transactions are not otherwise prohibited under this Agreement, are in the ordinary course of Borrower’s business and are upon fair and reasonable terms no less favorable to Borrower than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate.

Section 6.10       Liens.  No Related Person shall grant, create, incur, assume, permit or suffer to exist any Lien, upon any of its Property, including without limitation any and all of Borrower’s Mortgage Collateral and Servicing Rights and the proceeds from any thereof, other than (a) Liens which secure payment of the Obligations, (b) first Liens on Property subject to Second Lien Mortgages, so long as the aggregate amount of the Mortgage Notes secured thereby does not exceed the Applicable Sublimit for Second Lien/HELOC Loans, (c) to the extent not otherwise prohibited hereunder, Liens which secure payment of the Indebtedness described in Section 6.2(b) and (c) on Property other than Collateral, (d) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP, (e) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person, (f) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person, (g) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA, (h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 7.1(f)(iv), (i) Liens of landlords on fixtures and moveable personal property located on the premises leased in the ordinary course of business, (j) non-consensual Liens as described in Section 6.8(d), and (k) Liens existing on the date of this Agreement and described on Schedule 6.10, and any Liens existing or arising in connection with any renewal, extension, modification, refinancing or replacement of the Indebtedness secured thereby, provided the amount of such Indebtedness is not increased and such Liens do not attach to any other Property not previously subject thereto.

Section 6.11       ERISA Plans.  No Related Person shall adopt or agree to maintain or contribute to any ERISA Plan.  Borrower shall promptly notify Lenders in writing in the event an ERISA Affiliate adopts an ERISA Plan.

Section 6.12       Change of Principal Office.  No Related Person shall move its principal office, executive office or principal place of business from the address set forth on the Borrower’s signature page without prior written notice to Agent and Lenders.

Section 6.13       Consolidated Tangible Net Worth.  As of any date, the Consolidated Tangible Net Worth of Borrower shall not be less than $5,000,000.00.

Section 6.14       Consolidated Adjusted Tangible Net Worth.  As of any date, the Consolidated Adjusted Tangible Net Worth of Borrower shall not be less than $10,000,000.00.

Section 6.15       Total Debt to Adjusted Tangible Net Worth Ratio.  As of any date, the ratio of the Consolidated Total Debt of Borrower to the Consolidated Adjusted Tangible Net Worth of Borrower shall not be more than 12 to 1.

Section 6.16       Profitability.  As of the end of each Fiscal Quarter, Borrower’s Consolidated Net Income for such Fiscal Quarter shall be a positive number equal to or greater than $1.00.

Section 6.17       Dividends.  During the existence of an Event of Default, the Borrower shall not, nor shall it permit any Subsidiary to, declare or pay any Dividends.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.1         Nature of Event.  An Event of Default shall exist if any one or more of the following occurs:

(a)        Borrower fails to make when due any payment of principal on the Notes; or Borrower fails to make any payment of any interest, fee, expense or other amount due hereunder, under the Notes, or under any other Loan Document, within three (3) days after the same becomes due;

(b)        Default is made in the due observance or performance by any Related Person of any covenant set forth in Article V of this Agreement (other than Sections 5.8, 5.9 and 5.11) and such Default continues for a period of fifteen (15) days after Agent gives Borrower notice thereof;

(c)        Default is made in the due observance or performance by any Related Person of any of the covenants or agreements contained in this Agreement other than those described in subsections (a) or (b) immediately above;

(d)        Any Related Person defaults in the due observance or performance or any of the covenants or agreements contained in any other Loan Document to which it is a party, and (unless such default also constitutes an Event of Default pursuant to other provisions of this Section 7.1) such default continues unremedied beyond the expiration of any applicable grace period which may be expressly allowed under such other Loan Document;

(e)        Any material statement, warranty or representation by or on behalf of any Related Person contained in this Agreement, the Notes or any other Loan Document to which it is a party, or in any Borrowing Request, officer’s certificate or other writing furnished in connection with this Agreement, proves to have been incorrect or misleading in any material respect as of the date made or deemed made (it being understood that if any representations and warranties made in respect of any Mortgage Loans included as Eligible Mortgage Loans in the Borrowing Base are not true and correct in all material respects as of any date Borrower may cure such Default by removing, within one (1) Business Day after receipt of written notice from Agent to Borrower, such Mortgage Loan from inclusion as an Eligible Mortgage Loan in the Borrowing Base by making any mandatory repayment required by Section 2.5);

(f)         Any Related Person:

(i)         suffers the entry against it of a judgment, decree or order for relief by a court of competent jurisdiction in an involuntary proceeding commenced under any applicable bankruptcy, insolvency or other similar law of any jurisdiction now or hereafter in effect, including the federal Bankruptcy Code, as from time to time amended, or has any such proceeding commenced against it which remains undismissed for a period of sixty (60) days; or

(ii)        commences a voluntary case under any applicable bankruptcy, insolvency or similar law now or hereafter in effect, including the federal Bankruptcy Code, as from time to time amended, or applies for or consents to the entry of an order for relief in an involuntary case under any such law; or makes a general assignment for the benefit of creditors; or fails generally to pay (or admits in writing its inability to pay) its debts as such debts become due; or takes corporate or other action to authorize any of the foregoing; or

(iii)       suffers the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of all or a substantial part of its assets or of any part of the Mortgage Collateral in a proceeding brought against or initiated by it, and such appointment or taking possession is neither made ineffective nor discharged within sixty (60) days after the making thereof, or such appointment or taking possession is at any time consented to, requested by, or acquiesced to by it; or

(iv)       suffers the entry against it of a final judgment for the payment of money in excess of $250,000.00 (not covered by insurance satisfactory to Required Lenders in its discretion), unless the same is discharged within thirty (30) days after the date of entry thereof or an appeal or appropriate proceeding for review thereof is taken within such period and a stay of execution pending such appeal is obtained; or

(v)        suffers a writ or warrant of attachment or any similar process to be issued by any court against all or any substantial part of its assets or any part of the Mortgage Collateral.

(g)        Any Related Person fails to make when due or within any applicable grace period any payment on any Indebtedness (other than the Obligations) with an unpaid principal balance of over $250,000.00; or any event or condition occurs under any provision contained in any agreement under which such obligation is governed, evidenced or secured (or any other material breach or default under such obligation or agreement occurs) if the effect thereof is to cause or permit the holder or trustee of such obligation to cause such obligation to become due prior to its stated maturity; or any such obligation becomes due (other than by regularly scheduled payments) prior to its stated maturity; or any of the foregoing occurs with respect to any one or more items of Indebtedness of any Related Person with unpaid principal balances exceeding, in the aggregate, $250,000.00;

(h)        Any default or event of default occurs under any provision contained in any other credit facility maintained by Borrower;

(i)         This Agreement, any Note or any other Loan Document shall for any reason cease to be in full force and effect, or be declared null and void or unenforceable in whole or in part as the result of any action initiated by any Person other than Agent or the validity or enforceability of any such document shall be challenged or denied by any Person other than Agent;

(j)         Either (i) any “accumulated funding deficiency” (as defined in Section 412(a)) of the Code in excess of $25,000.00 exists with respect to any ERISA Plan, whether or not waived by the Secretary of the Treasury or his delegate, or (ii) any Termination Event occurs with respect to any ERISA Plan and the then current value of such ERISA Plan’s benefits guaranteed under Title IV of ERISA exceeds the then current value of such ERISA Plan’s assets available for the payment of such benefits by more than $10,000.00 (or in the case of a Termination Event involving the withdrawal of a substantial employer, the withdrawing employer’s proportionate share of such excess exceeds such amount) or (iii) any Related Person or any ERISA Affiliate withdraws from a multiemployer plan resulting in liability under Title IV of ERISA of an amount in excess of $10,000.00 in the case of any Related Person or $10,000.00 in the case of any other ERISA Affiliate;

(k)        Any default or event of default (after expiration of any applicable notice and cure period) occurs under (i) any provision contained in any credit facility maintained by Parent with an original principal amount greater than or equal to $10,000,000 or (ii) any other recourse obligation of Parent greater than or equal to $10,000,000; or

(l)         A Change of Control occurs.

Section 7.2         Default Remedies.  Upon the occurrence and during the continuance of an Event of Default, Agent may, with the consent of the Required Lenders, or Agent, shall, upon the request of the Required Lenders, declare the Commitments to be terminated and/or declare the entire principal and all interest accrued on the Notes to be, and the Notes, together with all Obligations, shall thereupon become, forthwith due and payable, without any presentment, demand, protest, notice of protest and nonpayment, notice of acceleration or of intent to accelerate or other notice of any kind, all of which hereby are expressly waived.  Notwithstanding the foregoing, if an Event of Default specified in Subsections 7.1(f)(i), (ii) or (iii) above occurs with respect to Borrower, the Commitments shall automatically and immediately terminate and the Notes and all other Obligations shall become automatically and immediately due and payable, both as to principal and interest, without any action by Agent or any Lender and without presentment, demand, protest, notice of protest and nonpayment, notice of acceleration or of intent to accelerate, or any other notice of any kind, all of which are hereby expressly waived, anything contained herein, in the Notes to the contrary notwithstanding.

Section 7.3         Application of Proceeds.  After an Event of Default and acceleration of the Obligations, the proceeds of any sale or enforcement of all or any part of the Collateral pursuant to the Security Agreement and the balance of any moneys in the Settlement Account and the Funding Account shall be applied by the Agent:

FIRST, to the payment of all reasonable costs and expenses of such sale or enforcement, including reasonable compensation to the Agent’s agents and counsel, and all reasonable expenses, liabilities and advances made or incurred by the Agent acting on instructions of the Required Lenders in connection therewith, and to any reimbursements due Agent under Section 5.5;

SECOND, to the payment of all reasonable costs and expenses incurred by the Agent under the Security Agreement;

THIRD, to any reimbursements due Lenders under Section 5.5;

FOURTH, to the payment of all accrued and unpaid interest on and fees attributable to, all Loans under this Agreement, ratably according to the amount so due to each Lender; and thereafter to the payment of the outstanding principal balance of all Loans under this Agreement, ratably according to the amount so due to each Lender;

FIFTH, to the extent proceeds remain after application under the preceding subparagraphs, to the payment of all remaining Obligations, until such amounts are paid in full; and

SIXTH, to the payment to the Borrower, or to its successors or assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining from such proceeds.

If the proceeds of any such sale are insufficient to cover the costs and expenses of such sale, as aforesaid, and the payment in full of the Obligations, the Borrower shall remain liable for any deficiency.

Section 7.4         Preservation of Rights.  No delay or omission of the Lenders or the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence.  Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 11.2, and then only to the extent in such writing specifically set forth.  All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent and the Lenders until the Obligations have been paid in full.

ARTICLE VIII

INDEMNIFICATION

Section 8.1         Indemnification.  Borrower agrees to indemnify Agent, Lenders and each of their directors, officers, agents, attorneys, employees, representatives and Affiliates (each an “Indemnified Party”), upon demand, from and against any and all liabilities, obligations, claims, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (including reasonable fees of attorneys, accountants, experts and advisors) of any kind or nature whatsoever (in this Section 8.1 collectively called “liabilities and costs”) which to any extent (in whole or in part) may be imposed on, incurred by, or asserted against any Indemnified Party growing out of, resulting from or in any other way associated with any of the Mortgage Collateral, the Loan Documents, and the transactions and events (including the enforcement or defense thereof) at any time associated therewith or contemplated therein (including any violation or noncompliance with any Environmental Laws by any Related Person).

THE FOREGOING INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH LIABILITIES AND COSTS ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY, OR ARE CAUSED IN WHOLE OR PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY SUCH INDEMNIFIED PARTY,

provided only that such Indemnified Party shall not be entitled under this section to receive indemnification for that portion, if any, of any liabilities and costs which is proximately caused by its own individual gross negligence or willful misconduct.  All amounts payable by Borrower shall be immediately due upon Agent or any Lender’s request for the payment thereof.

Section 8.2             Limitation of Liability.  Neither the Agent nor any Lender, or their directors, officers, agents, attorneys, employees, representatives or Affiliates shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement.  THE FOREGOING EXCULPATION SHALL APPLY TO ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY ANY SUCH PERSON, OR ANY ACT OR OMISSION WHICH CAUSES SUCH PERSON TO BE SUBJECT TO STRICT LIABILITY, PROVIDED THAT SUCH PERSON SHALL BE LIABLE FOR ITS OWN INDIVIDUAL GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

ARTICLE IX

THE AGENT

Section 9.1             Appointment.  Each Lender hereby irrevocably designates and appoints the Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  The Agent is hereby authorized to enter into the Security Agreement thereby appointing Agent as collateral agent to act on behalf of Lenders and all obligations of the Lenders under the Security Agreement shall be binding upon each Lender as if such Lender had executed the Security Agreement.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.

Section 9.2             Delegation of Duties.  The Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

Section 9.3             Exculpatory Provisions.  Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable to any Lender or any other Person for any damage, loss or injury resulting from any action taken or omitted to be taken by Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates under or in connection with this Agreement or any other Loan Document, whether sounding in tort, contract or otherwise, INCLUDING IN RESPECT OF LOSSES, LIABILITIES OR OTHER OBLIGATIONS SUFFERED BY SUCH PERSON’S OWN NEGLIGENCE OR STRICT LIABILITY but except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct, (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Related Person or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the

Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Person a party thereto to perform its obligations hereunder or thereunder, or (iii) responsible in any manner to any of the Lenders for any fraud of any Related Person or any officer thereof in this Agreement, in the performance of this Agreement, or in any way related to the transactions contemplated hereby.  The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Related Person.

Section 9.4             Reliance by Agent.  The Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Agent.  The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agent.  The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.  Any request, authority or consent of any Person who, at the time of making such request of giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

Section 9.5             Notice of Default.  The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Lenders.  The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement or all Lenders); provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

Section 9.6             Non-Reliance on Agent and Other Lenders.  Each Lender expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Agent hereafter taken, including any review of the affairs of a Related Person or any affiliate of a Related Person, shall be deemed to constitute any representation or warranty by the Agent to any Lender.  Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Related Persons and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Related Persons and their affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Related Person or any affiliate of a Related Person that may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

Section 9.7             Indemnification.  The Lenders agree to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective percentage of the total Commitments in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective percentage of the total Commitments immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the Agent’s gross negligence or willful misconduct, PROVIDED FURTHER, HOWEVER, THAT SUCH INDEMNIFICATION SHALL COVER AGENT’S NEGLIGENCE AND STRICT LIABILITY.  The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

Section 9.8             Agent in Its Individual Capacity.  In the event the Agent is a Lender, the Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Loans as any Lender and may exercise the same as though it were not the Agent, and the terms “Lender” and “Lenders” shall, at any time when the Agent is a Lender, unless the context otherwise indicates, include the Agent in its individual capacity.  The Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Related Person as though the Agent were not the Agent.  The Agent, in its individual capacity, is not obligated to be or remain a Lender.

Section 9.9             Successor Agent.  The Agent may resign as Agent upon thirty (30) days’ notice to the Lenders and the Borrower.  If the Agent shall resign as Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Agent, and the term “Agent” shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Loans.  If no successor agent has accepted appointment as Agent by the date that is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.  After any retiring Agent’s resignation as Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

Section 9.10           Agent’s Discretionary Authority.  Notwithstanding anything to the contrary, in connection with the Borrowing Base, the Agent is hereby authorized by the Lenders to grant temporary waivers of compliance by the Borrower with the eligibility requirements regarding qualification of any Collateral as an Eligible Mortgage Loan or with the Borrowing Base sublimits when the Agent deems it appropriate, in its sole discretion, as to all matters (other than (x) any requirement that a Mortgage Loan be covered by a Take-Out Commitment, (y) the requirements contained in subparts (a) through (j) of the definition of “Eligible Mortgage Loan” or (z) the requirements contained in the definition of “Single Family”), if the aggregate amount of deviation from strict compliance, based on the Unit Collateral Value so included in the Borrowing Base and the amount of excess permitted over the Borrowing Base sublimits does not exceed $10,000,000.00 at any time (provided, however, that the duration of any such temporary waiver shall not exceed twenty (20) days with respect to any Wet Loan unless the Mortgage Note related to such Mortgage has been delivered to the Agent).

ARTICLE X

TAXES AND YIELD PROTECTION

Section 10.1           Taxes.

(a)           Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           Payment of Other Taxes by the Borrower.  Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Indemnification by the Borrower.  The Borrower shall indemnify the Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate in reasonable detail as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)           Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(e)           Status of Lenders.  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)            duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii)           duly completed copies of Internal Revenue Service Form W-8ECI,

(iii)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv)          any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(f)            Treatment of Certain Refunds.  If the Agent or any Lender determines, in its good faith discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent or such Lender in the event the Agent or such Lender is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.  Agent and each Lender agree to take such action as Borrower may reasonably request in order to apply for and obtain any refund of such amounts as Borrower reasonably determines to be appropriate under the circumstances, provided that any such actions shall be at the sole cost and expense of Borrower.

Section 10.2           Increased Costs.

(a)           Increased Costs Generally.  If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)           subject any Lender to any tax of any kind whatsoever with respect to this Agreement, or change the basis of taxation of payments to such Lender in respect thereof

(except for Indemnified Taxes or Other Taxes covered by Section 10.1 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

(iii)          impose on any Lender any other condition, cost or expense affecting this Agreement;

and the result of any of the foregoing shall be to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)           Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement.  A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 10.3           Mitigation Obligations; Replacement of Lenders.

(a)           Designation of a Different Lending Office.  If any Lender requests compensation under Section 10.2, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 10.1, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 10.1 or 10.2, as the case may be, in the future, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           Replacement of Lenders.  If any Lender requests compensation under Section 10.2, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 10.1, the Borrower may at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.11), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)            the Agent shall have received the assignment fee specified in Section 11.11(b);

(ii)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)          in the case of any such assignment resulting from a claim for compensation under Section 10.2 or payments required to be made pursuant to Section 10.1, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv)          such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 10.4           Survival.

All of the Borrower’s obligations under this Article X shall survive termination of the Commitments and repayment of all other Obligations hereunder.

ARTICLE XI

MISCELLANEOUS

Section 11.1           Notices.  Any notice or request required or permitted to be given under or in connection with this Agreement, any Note or the other Loan Documents (except as may otherwise be expressly required therein) shall be in writing and shall be mailed by first class or express mail, postage prepaid, or sent by telex, telegram, telecopy or other similar form of rapid transmission, confirmed by mailing (by first class or express mail, postage prepaid) written confirmation at substantially the same time as such rapid transmission, or personally delivered to an officer of the receiving party.  All such communications shall be mailed, sent or delivered to the parties hereto at their respective addresses as listed on each parties’ signature page hereto, or at such other addresses or to such individual’s or department’s attention as any party may have furnished the other party in writing.  Any communication so addressed and mailed shall be deemed to be given when so mailed, except that Borrowing Requests, and communications related thereto shall not be effective until actually received by Agent or Borrower, as the case may be; and any notice so sent by rapid transmission shall be deemed to be given when receipt of such transmission is acknowledged, and any communication so delivered in person shall be deemed to be given when receipted for by, or actually received by, an authorized officer of Borrower, Agent, or any Lender, as the case may be.

Section 11.2           Amendments, Etc.  Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.2.  The Required Lenders and each Related Person party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Agent and each Related Person party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Related Persons hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, the written consent of the Borrower, the Agent and all Lenders shall be required to:

(i)            Extend the final maturity of any Loan or postpone any regularly scheduled payment of principal of any Loan or forgive all or any portion of the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees thereon;

(ii)           Reduce the percentage specified in the definition of Required Lenders;

(iii)          Extend the Drawdown Termination Date, or reduce the amount of or extend the payment date for the mandatory payments required under Section 2.5, or increase the amount of the total Commitments or the Commitment of any Lender hereunder;

(iv)          Amend this Section 11.2;

(v)           Except as provided herein or in the Security Agreement, release any Collateral;

(vi)          Amend the definition of “Unit Collateral Value”, “Borrowing Base”, “Applicable Margin”, “Applicable Advance Rate Percentage”, or any provision in Section 2.2;

(vii)         Permit the Borrower to assign its rights under this Agreement or amend or waive any restriction on the Borrower’s ability to assign its rights or obligations under any of the Loan Documents;

(viii)        Amend the definition of Applicable Sublimit;

(ix)           Amend or waive any provision herein regarding the indemnification of the Agent or any Lender; or

(x)            Amend or waive any provision herein regarding the allocation among the Lenders of any payments or proceeds received by the Agent hereunder.

No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Related Persons, the Lenders, the Agent and all future holders of the Loans.  In the case of any waiver, the Related Persons, the Lenders and the Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Section 11.3           CHOICE OF LAW; VENUE.  THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS.  SECTION 346 OF THE TEXAS FINANCE CODE (WHICH REGULATES CERTAIN REVOLVING LOAN ACCOUNTS AND REVOLVING TRIPARTY ACCOUNTS) SHALL NOT APPLY TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.  BORROWER AND LENDERS HEREBY AGREE THAT THE OBLIGATIONS CONTAINED HEREIN ARE PERFORMABLE IN DALLAS COUNTY, TEXAS.  ALL PARTIES HERETO AGREE THAT (I) ANY ACTION ARISING OUT OF THIS TRANSACTION SHALL BE FILED IN DALLAS COUNTY, TEXAS, (II) VENUE FOR ENFORCEMENT OF ANY OF THE OBLIGATIONS CONTAINED IN THIS AGREEMENT SHALL BE IN DALLAS COUNTY, (III) PERSONAL JURISDICTION SHALL BE IN DALLAS COUNTY, TEXAS, (IV) ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT SHALL BE COMMENCED AGAINST ANY PARTY IN DALLAS COUNTY, (V) SUCH ACTION SHALL BE INSTITUTED IN THE COURTS OF THE STATE OF TEXAS LOCATED IN DALLAS COUNTY, TEXAS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF TEXAS LOCATED IN DALLAS COUNTY, TEXAS, AT THE OPTION OF AGENT AND (VI) BORROWER AND LENDERS HEREBY WAIVE ANY OBJECTION TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING AND ADDITIONALLY WAIVE ANY RIGHT EACH MAY HAVE TO BE SUED ELSEWHERE.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF AGENT TO ACCOMPLISH SERVICE OF PROCESS IN ANY MANNER PERMITTED BY LAW.

Section 11.4           Invalidity.  In the event that any one or more of the provisions contained in any Note, this Agreement or any other Loan Document shall, for any reason, be held invalid,

illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of such document.

Section 11.5           Survival of Agreements.  All covenants and agreements herein and in any other Loan Document not fully performed before the date hereof or the date thereof, and all representations and warranties herein or therein, shall survive until payment in full of the Obligations and termination of the Commitment.

Section 11.6           Renewal, Extension or Rearrangement.  All provisions of this Agreement and of the other Loan Documents shall apply with equal force and effect to each promissory note hereafter executed which in whole or in part represents a renewal, extension for any period, increase or rearrangement of any part of the Obligations originally represented by the Notes or of any part of such other Obligations.

Section 11.7           Waivers.  No course of dealing on the part of Agent or any Lender, or any of their officers, employees, consultants or agents, nor any failure or delay by Agent or any Lender with respect to exercising any right, power or privilege of Lender under any Note, this Agreement or any other Loan Document shall operate as a waiver thereof, except as otherwise provided in Section 11.2 hereof.

Section 11.8           Cumulative Rights.  The rights and remedies of Agent and each Lender under the Notes, this Agreement, and any other Loan Document shall be cumulative, and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy.

Section 11.9           Limitation on Interest.  Each Lender, each Related Person and any other parties to the Loan Documents intend to contract in strict compliance with applicable usury Law from time to time in effect.  In furtherance thereof such Persons stipulate and agree that none of the terms and provisions contained in the Loan Documents shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be charged by applicable Law from time to time in effect.  Neither each Related Person nor any present or future guarantors, endorsers, or other Persons hereafter becoming liable for payment of any Obligation shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the maximum amount that may be lawfully charged under applicable Law from time to time in effect, and the provisions of this section shall control over all other provisions of the Loan Documents which may be in conflict or apparent conflict herewith.  Each Lender expressly disavows any intention to charge or collect excessive unearned interest or finance charges in the event the maturity of any Obligation is accelerated.  If (a) the maturity of any Obligation is accelerated for any reason, (b) any Obligation is prepaid and as a result any amounts held to constitute interest are determined to be in excess of the legal maximum, or (c) any Lender or any other holder of any or all of the Obligations shall otherwise collect moneys which are determined to constitute interest which would otherwise increase the interest on any or all of the Obligations to an amount in excess of that permitted to be charged by applicable Law then in effect, then all such sums determined to constitute interest in excess of such legal limit shall, without penalty, be promptly applied to reduce the then outstanding principal of the related Obligations or, at such Lender’s or such holder’s option, promptly returned to each Related Person or the other payor thereof upon such determination.  In determining whether or not the interest paid or payable, under any specific circumstance, exceeds the maximum amount permitted under applicable Law, each Lender and each Related Persons (and any other payors thereof) shall to the greatest extent permitted under applicable Law, (i) characterize any non-principal payment as an expense, fee or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the instruments evidencing the Obligations in accordance with the amounts outstanding from time to time thereunder and the maximum legal rate of interest from time to time in effect under applicable Law in order to lawfully charge the maximum amount of interest permitted under applicable Law.  In the event applicable Law provides for an interest ceiling under Section 303 of the Texas Finance Code, that ceiling shall be the weekly ceiling.

Section 11.10         Bank Accounts; Offset.  To secure the repayment of the Obligations, each Related Person hereby grants to each Lender and its successors and assigns (in this section called an “Assignee”) a security interest, a lien, and a right of offset, each of which shall be in addition to all other interests, liens, and rights of any Lender or Assignee at common law, under the Loan Documents, or otherwise, and each of which shall be upon and against (a) any and all moneys, securities or other property (and the proceeds therefrom) of any Related Person now or hereafter held or received by or in transit to any Lender, any Lender or Assignee from or for the account any Related Person, whether for safekeeping, custody pledge, transmission, collection or otherwise, (b) any and all deposits (general or special, time or demand, provisional or final) of any Related Person with any Lender or any Assignee, and (c) any other credits and claims of any Related Person at any time existing against any Lender or any Assignee, including claims under certificates of deposit, excluding, however, any collateral clearly identified and held by Agent in its capacity as collateral agent under a Permitted Warehouse Debt facility.  During the existence of any Event of Default, each Lender and each Assignee is hereby authorized to foreclose upon, offset, appropriate, and apply, at any time and from time to time, without notice to Borrower, any and all items hereinabove referred to against the Obligations then due and payable.

If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans.  If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loans.  In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

Section 11.11         Assignments.

(a)           Successors and Assigns.  The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents and (ii) an assignment by any Lender must be made in compliance with Section 11.11(c).  The parties to this Agreement acknowledge that clause (ii) of this Section 11.11(a) relates only to absolute assignments and does not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties hereto have complied with the provisions of Section 11.11(c).  The Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 11.11(c), provided, however, that the Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person.  Any assignee of the rights to any Loans or any Note agrees by acceptance of such transfer or assignment to be bound by all the terms and provisions of the Loan Documents.  Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder, or assignee of the rights to such Loan.

(b)           Assignments.

(i)            Permitted Assignments.  Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities (“Purchasers”) all or any part of its rights and obligations under the Loan Documents.  The consent of the Borrower and the Agent, which shall not be unreasonably withheld or delayed, shall be required prior to an assignment becoming effective, provided, however, that if a Default or Event of Default has occurred and is continuing, the consent of the Borrower shall not be required, and provided further, however, that the consent of neither the Borrower nor the Agent shall be required if the Purchaser is (i) a Lender, (ii) an Affiliate of a Lender, or (iii) a successor by merger to a Lender.  Each such assignment shall (unless it is to a Lender or an Affiliate thereof or each of the Borrower and the Agent otherwise consents) be in an amount not less than the lesser of (i) $5,000,000 or (ii) the remaining amount of the assigning Lender’s Commitment (calculated as of the date of such assignment).

(ii)           Effect; Effective Date.  Upon delivery to the Agent by the transferor Lender of a notice of assignment (the “Notice of Assignment”), together with any consents required by Section 11.11(b)(i) and payment of a $3,500 fee to the Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment, provided, however, that no fee shall be due to the Agent for an assignment by a Lender to an Affiliate thereof.  The Notice of Assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Loans under the applicable assignment agreement are “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA.  On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Agent shall be required to release the transferor Lender with respect to the percentage of the Commitments and Loans assigned to such Purchaser.  Upon the consummation of any assignment to a Purchaser pursuant to this Section 11.11(b), the transferor Lender, the Agent and the Borrower shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.  In addition, within a reasonable time after the effective date of any assignment, the Agent shall, and is hereby authorized and directed to, revise Schedule 1.1 reflecting the revised Commitments and Commitment Percentages of each of the Lenders and shall distribute such revised Schedule 1.1 to each of the Lenders and the Borrower, whereupon such revised Schedule shall replace the old Schedule and become part of this Agreement.

(c)           Distribution of Information.  It is understood and agreed that Agent and each Lender may provide to assignees and prospective assignees financial information and reports and data concerning Borrower’s properties and operations which was provided to Agent and such Lender pursuant to this Agreement.

Section 11.12         Exhibits.  The exhibits attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such exhibits and the provisions of this Agreement, the provisions of this Agreement shall prevail.

Section 11.13         Titles of Articles, Sections and Subsections.  All titles or headings to articles, sections, subsections or other divisions of this Agreement or the exhibits hereto are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other content of such articles, sections, subsections or other divisions, such other content being controlling as to the agreement between the parties hereto.

Section 11.14         Counterparts; Fax.  This Agreement may be executed in counterparts, and it shall not be necessary that the signatures of both of the parties hereto be contained on any one counterpart hereof, each counterpart shall be deemed an original, but all counterparts together shall constitute one and the same instrument.  This Agreement may be duly executed by facsimile or other electronic transmission.

Section 11.15         Termination: Limited Survival.  In its sole and absolute discretion Borrower may at any time that no Obligations are owing elect in a notice delivered to Agent and Lenders to terminate this Agreement.  Upon receipt by Agent and Lenders of such a notice, if no Obligations are then owing, this Agreement and all other Loan Documents shall thereupon be terminated and the parties thereto released from all prospective obligations thereunder.  Notwithstanding the foregoing or anything herein to the contrary, any waivers or admissions made by any Person in any Loan Documents, any Obligations, and any obligations which any Person may have to indemnify or compensate Agent or any Lender shall survive any termination of this Agreement or any other Loan Document.  At the request and expense of Borrower, Agent and Lenders shall prepare and execute all necessary instruments to reflect and effect such termination of the Loan Documents.

Section 11.16         Joint and Several Liability.  All obligations which are incurred by two or more Related Persons shall be their joint and several obligations and liabilities.

Section 11.17         Disclosures.  Agent and any Lender may disclose to, and exchange and discuss with, any other Person any information concerning the Collateral of Borrower or any Subsidiary (whether received by Agent, any Lender or any other Person) for the purpose of (a) complying with Governmental Requirements or any legal proceedings, (b) protecting or preserving the Collateral, (c) protecting, preserving, exercising or enforcing any of their rights in, under or related to the Collateral or the Loan Documents, (d) performing any of their obligations under or related to the Loan Documents, or (e) consulting with respect to any of the foregoing matters.

Section 11.18         Time is of the Essence.  Time is of the essence with respect to the performance of the obligations contained in this Agreement.

Section 11.19         USA Patriot Act Notice.  Each Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2003)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender to identify Borrower in accordance with the Act.

Section 11.20         Electronic Transactions.  Borrower hereby affirmatively consents and agrees to permit Agent and Lenders and their successors and assigns to enter into transactions with Borrower involving “electronic records” and “electronic means,” as those terms are defined in UETA and the E-Sign Act.

Section 11.21         No Reliance.  In executing this Agreement, Borrower warrants and represents that Borrower is not relying on any statement or representation other than those in this Agreement and is relying upon its own judgment and advice of its attorneys.

Section 11.22         WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE.  EACH OF THE PARTIES HERETO AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY.  WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN

PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY PROVISION HEREOF OR THEREOF.  THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND ANY OTHER LOAN DOCUMENTS.

Section 11.23         CONSEQUENTIAL DAMAGES.  NEITHER BORROWER, AGENT NOR ANY LENDER SHALL HAVE ANY LIABILITY WITH RESPECT TO, AND EACH SUCH PERSON HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE EACH OTHER SUCH PERSON FOR, ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES SUFFERED BY SUCH OTHER PERSON IN CONNECTION WITH ANY CLAIM RELATED TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREIN.

Section 11.24         ENTIRE AGREEMENT.  THE NOTES, THIS AGREEMENT, AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[the remainder of this page is intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed as of the date first above written.

BORROWER:	BEAZER MORTGAGE CORPORATION,
Borrower’s Address:	a Delaware corporation
1000 Abernathy Road, Suite 1200
Atlanta, GA 30328
Attention: Mr. Ron Kuhn

	By:	/s/ Cory J. Boydston
With a copy of all notices to:	Name:	Cory J. Boydston
	Title:	Senior Vice President

Mr. Kenneth J. Gary

Executive Vice President & General Counsel

Beazer Homes USA, Inc.

1000 Abernathy Road

Atlanta, GA 30328

STATE OF GEORGIA	§
§
COUNTY OF FULTON	§

Before me, the undersigned notary public, on this 10th day of January, 2006, personally appeared Cory J. Boydston, Senior Vice President of Beazer Mortgage Corporation, a Delaware corporation, known to me (or proved to me by the production of a driver’s license as identification) to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he executed the same on behalf of said corporation for the purposes and consideration therein expressed.

/s/ Teresa Rose Dietz
Notary Public - State of Georgia

My Commission expires:	Teresa Rose Dietz
May 5, 2007	Printed Name of Notary

AGENT:	GUARANTY BANK,
Address:	a Federal savings bank
8333 Douglas Avenue, 11th Floor
Dallas, Texas 75225
Attention: Mr. Doug Dixon
Fax: 214.360.4892
Tel: 214.360.2674	By:	/s/ Doug Dixon
Doug Dixon
Senior Vice President

LENDER:	GUARANTY BANK,
Address:	a Federal savings bank,
8333 Douglas Avenue, 11th Floor	as a Lender and as Swingline Lender
Dallas, Texas 75225
Attention: Mr. Doug Dixon
Fax: 214.360.4892
Tel: 214.360.2674	By:	/s/ Doug Dixon
Doug Dixon
Senior Vice President

LENDER:	JPMORGAN CHASE BANK, N.A.
as a Lender

	By:	/s/ R. B. Langford
	Name:	R. Britt Langford
	Title:	Senior Vice President

LENDER:	U.S. BANK NATIONAL ASSOCIATION
as a Lender

	By:	/s/ William J. Umscheid
	Name:	William J. Umscheid
	Title:	Vice President

LENDER:	BANK OF AMERICA, N.A.
as a Lender

	By:	/s/ Elizabeth Kurilecz
	Name:	Elizabeth Kurilecz
	Title:	Senior Vice President

LENDER:	WASHINGTON MUTUAL BANK
as a Lender

	By:	/s/ Anne D. Brehony
	Name:	Anne D. Brehony
	Title:	Vice President

LENDER:	NATIONAL CITY BANK OF KENTUCKY
as a Lender

	By:	/s/ Michael A. Johnson
	Name:	Michael A. Johnson
	Title:	Vice President

LENDER:	COMERICA BANK
as a Lender

	By:	/s/ Paul G. Dufault
	Name:	Paul G. Dufault
	Title:	Vice President

LENDER:	COLONIAL BANK, N.A.
Colonial Bank, N.A.	as a Lender
Mortgage Warehouse Lending
201 E. Pine Street, Suite 730
Orlando, FL 32801	By:	/s/Amy J. Nunneley
Attn: Jennifer Branker	Name:	Amy J. Nunneley
Fax: 407.835.6690	Title:	SeniorVice President
Tel: 407.835.6700

LENDER:	CALYON NEW YORK BRANCH
as a Lender

	By:	/s/ Samuel L. Hill
	Name:	Samuel L. Hill
	Title:	Managing Director

	By:	/s/ David P. Cagle
	Name:	David P. Cagle
	Title:	Managing Director

LENDER:	BNP PARIBAS
as a Lender

	By:	/s/ Duane Helkowski
	Name:	Duane Helkowski
	Title:	Managing Director

	By:	/s/ Angela Arrnold
	Name:	Angela Bentley Arrnold
	Title:	Vice President

SCHEDULE 1.1

COMMITMENTS AND COMMITMENT PERCENTAGES

LENDER	(A) COMMITMENT	(B) MAXIMUM COMMITMENT	(C) COMMITMENT PERCENTAGE ((A or B)÷Total Commitments)
Guaranty Bank	$39,285,714	$55,000,000	15.7143%
JPMorgan Chase Bank, N.A.	$39,285,714	$55,000,000	15.7143%
U.S. Bank National Association	$32,142,857	$45,000,000	12.8571%
Bank of America, N.A.	$25,000,000	$35,000,000	10.0000%
Washington Mutual Bank	$25,000,000	$35,000,000	10.0000%
National City Bank of Kentucky	$25,000,000	$35,000,000	10.0000%
Comerica Bank	$21,428,571	$30,000,000	8.5714%
Colonial Bank, N.A.	$17,857,143	$25,000,000	7.1429%
Calyon New York Branch	$14,285,714	$20,000,000	5.7143%
BNP Paribas	$10,714,286	$15,000,000	4.2857%
Total	$250,000,000.00	$350,000,000.00	100%

SCHEDULE 6.10

EXISTING LIENS

1.             Liens granted to HPS Office Systems on various copiers, fax machines and printers.

2.             Liens granted to U.S. Bancorp on various copiers, fax machines and printers.